UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BPZ Resources, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

BPZ Resources, Inc.
580 Westlake Park Boulevard, Suite 525
Houston, Texas 77079

July 2, 2010

Dear BPZ Resources, Inc. Shareholder:

I am pleased to invite you to the Annual Meeting of the Shareholders of BPZ Resources, Inc.  The meeting will be held at 10:00 a.m. local time on August 13, 2010 at the Westlake Club, 570 Westlake Park Boulevard, Houston, Texas 77079.

At the Annual Meeting, you and the other shareholders will vote on the following:

1.               the election of three Class III directors to serve on the Board of Directors until the 2013 Annual Meeting of Shareholders, or until their successors are duly elected and qualified;

2.               the amendment of our 2007 Long-Term Incentive Compensation Plan to allow for an additional amount of securities to be made available for incentive awards;

3.               the approval of the issuance of Common Stock upon conversion of our 6.5% Convertible Notes due 2015 if the conversion requires issuance of shares in excess of the New York Stock Exchange limits for share issuances without shareholder approval;

4.               the ratification of the appointment of Johnson Miller & Co., CPA’s PC as the Company’s independent public accountants for the year ending December 31, 2010; and

5.               any other business that may properly come before the meeting and any adjournment or postponement.

Our Board of Directors has unanimously approved the proposals and recommends that you vote in favor of the proposals.  Details relating to these matters are set forth in the proxy statement.  Please review the entire proxy statement carefully.  All shareholders of record, as of the close of business on June 14, 2010, will be entitled to notice of, and to vote at, the Annual Meeting of Shareholders or at any adjournment or postponement thereof.

We are providing access to our proxy materials over the Internet. We are mailing to our shareholders a Notice and Access of Internet Availability of proxy materials (“the Notice and Access”) instead of a paper copy of this proxy statement, a proxy card and our 2009 Annual Report. The Notice and Access contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials.  We believe the Notice and Access process will provide you with the information you need in a timely manner, lower the costs and reduce the environmental impact of our Annual Meeting.

We hope that you are able to join us at the Annual Meeting on August 13, 2010.  Your vote on these matters is very important. There are several ways to cast your vote: in person at the meeting, or you may vote via the internet, or by telephone, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.  If you have any questions about the procedure for voting your shares described in the attached proxy statement, please contact our Corporate Secretary at (281) 556-6200.  If you plan to attend the Annual Meeting in person, please call (281) 556-6200 to RSVP and get directions to the meeting.

Thank you for your continued support.

Very truly yours,

/s/ Dr. Fernando Zúñiga y Rivero
Dr. Fernando Zúñiga y Rivero
Chairman of the Board

BPZ RESOURCES, INC.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time on Friday, August 13, 2010.

PLACE	The Westlake Club -7th floor 570 Westlake Park Boulevard Houston, Texas 77079

WEBCAST

A webcast of our Annual Meeting will be available on our website at www.bpzenergy.com starting at 10:00 a.m., Central Daylight Time on August 13, 2010. Information included on our website, other than our Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

ITEMS OF BUSINESS	•	To elect three Class III directors of the Board of Directors, each for a term of three years.

	•	To amend our 2007 Long-Term Incentive Compensation Plan to allow for an additional amount of securities to be made available for incentive awards.

•

To approve the issuance of Common Stock upon conversion of our 6.5% Convertible Notes due 2015 if conversion requires issuance of shares in excess of the New York Stock Exchange limits for share issuances without shareholder approval.

	•	To ratify the appointment of Johnson Miller & Co., CPA’s PC as our independent registered public accounting firm for the year ending December 31, 2010.

	•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on June 14, 2010.

ANNUAL REPORT

Our 2009 Annual Report to Shareholders is posted with these materials as a separate booklet. This document is not a part of the proxy solicitation materials. You may also access the 2009 Annual Report through our website at www.bpzenergy.com.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card by mail or in person at the meeting, or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 13, 2010: The Notice of Annual Meeting, Proxy Statement and the 2009 Annual Report, are available on the website www.proxyvote.com.

July 2, 2010	Dr. Fernando Zúñiga y Rivero
Chairman of the Board

CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND THE ANNUAL MEETING	1
PROPOSAL ONE - ELECTION OF CLASS III DIRECTORS	4
Composition of Board of Directors	4
Vote Required	4
Nominees for Class III Directors with Terms Expiring at the 2010 Annual Meeting	5
Continuing Class I Directors with Terms Expiring at the 2011 Annual Meeting	7
Continuing Class II Directors with Terms Expiring at the 2012 Annual Meeting	8
CORPORATE GOVERNANCE	9
The Board of Directors	9
Board Leadership Structure; Presiding Independent Director	9
Meetings of the Board of Directors	9
Committees of the Board of Directors	9
The Board’s Role in Risk Oversight	11
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	12
Communications with the Board of Directors	12
2009 Non-Employee Director Compensation	12
Executive Officers Who Are Not Directors	14
Code of Ethics for Executive Officers	15
Corporate Governance Guidelines; Code of Ethical Conduct and Business Practices	15
Section 16(a) — Beneficial Ownership Reporting Compliance	15
EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Compensation Committee Report	21
Summary Compensation Table	21
2009 Grants of Plan-Based Awards	22
Outstanding Equity Awards at Fiscal Year-End	23
Option Exercises and Stock Vested	23
Employment Agreements, Termination of Employment and Change in Control Arrangements	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
PROPOSAL TWO - AMENDMENT OF THE BPZ RESOURCES, INC. 2007 LONG-TERM INCENTIVE COMPENSATION PLAN TO ALLOW FOR AN ADDITIONAL AMOUNT OF SECURITIES TO BE MADE AVAILABLE FOR INCENTIVE AWARDS	29
Purpose of the Proposal	29
Summary of 2007 Long-Term Incentive Compensation Plan	29
Vote Required	32
PROPOSAL THREE - APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE 2015 CONVERTIBLE NOTES IF CONVERSION REQUIRES ISSUANCE OF SHARES IN EXCESS OF NYSE LIMITS FOR SHARE ISSUANCES WITHOUT SHAREHOLDER APPROVAL	33
Purpose of the Proposal	33
Background and Summary of the 2015 Convertible Notes	33
NYSE Shareholder Approval Requirement	34
Vote Required	35
PROPOSAL FOUR - RATIFICATION OF THE APPOINTMENT OF JOHNSON MILLER & CO., CPA’S PC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS	36
Vote Required	36
Principal Accountant Fees and Services	36
Audit Committee Report	37
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS	38
OTHER MATTERS	38

i

BPZ RESOURCES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, AUGUST 13, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND THE ANNUAL MEETING

What is the purpose of this proxy statement?

This proxy statement is solicited by and on behalf of the Board of Directors of BPZ Resources, Inc., a Texas corporation (hereinafter referred to as the “Company,” “BPZ,” “we,” “us” or “our”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on August 13, 2010 at the Westlake Club, 570 Westlake Park Boulevard, Houston, Texas 77079, at 10:00 a.m. local time, or at any continuations thereof.  The Board of Directors is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares. The solicitation of proxies by the Board of Directors will be conducted primarily by mail and through the Internet.  Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication.  These officers, directors and employees will not receive any extra compensation for these services.  The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company (the “Common Stock”).  The costs of the solicitation will be borne by the Company, which is not expected to exceed the amount normally expended for a solicitation for an election of directors in the absence of a contest.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the Company’s proxy materials to shareholders, we may furnish proxy materials to the Company’s shareholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to shareholders when the materials are available on the Internet. The Company intends to commence its distribution of the Notice of Internet Availability on or about July 2, 2010. Shareholders receiving a Notice of Internet Availability by mail will not receive a printed copy of these proxy materials, unless they request it. Instead, the Notice of Internet Availability will instruct shareholders as to how they may access and review proxy materials on the Internet. Shareholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included on the Notice of Internet Availability.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to: (i) elect three Class III directors to the Board of Directors; (ii) amend our 2007 Long-Term Incentive Compensation Plan to allow for an additional amount of securities to be made available for incentive awards; (iii) approve the issuance of Common Stock upon conversion of our 6.5% Convertible Notes due 2015 if conversion requires issuance in excess of the New York Stock Exchange limits for share issuances without shareholder approval; (iv) ratify the appointment of Johnson Miller & Co., CPA’s PC as the Company’s independent public accountants for the year ending December 31, 2010; and (v) any other business that properly comes before the Annual Meeting (each a “Proposal,” and collectively, the “Proposals”).  Although the Board of Directors does not anticipate that any other issues will come before the Annual Meeting, your completed and executed proxy gives the official proxies the right to vote your shares in their discretion on any other matter properly brought before the Annual Meeting.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if shareholders of a majority of the outstanding shares of Common Stock are present at the Annual Meeting in person or by proxy.  Abstentions and broker non-votes count as present for the purposes of establishing a quorum.  If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

How many votes are needed to approve each Proposal?

To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  An affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve Proposals Two through Four, and decide any other matter that may properly be submitted to a vote at the Annual Meeting.  Each holder of Common Stock is entitled to one vote on each matter that properly comes before the Annual Meeting for each share of Common Stock held.  Shares of Common Stock do not carry cumulative voting rights.

How will abstentions be counted?

If you abstain from voting on any Proposal, you will effectively not vote on that item of business at the Annual Meeting.  These votes are not considered to be votes cast for or against a Proposal and will have no effect on the voting of a Proposal.

What is a broker non-vote and how is it counted?

A broker non-vote occurs when a broker holds shares on your behalf but the broker does not receive instructions from you as to how to vote your shares in cases where specific authorization is required.  In these cases, the broker can register your shares as present at the meeting for purposes of attendance and obtaining a quorum, but will not be able to vote on those matters for which specific authorization is required.  Similar to abstentions, broker non-votes will have no effect on the voting of the Proposals that are on the agenda to be presented at the meeting.

What is the record date for voting at the Annual Meeting?

The record date for purposes of determining the number of outstanding shares of Common Stock eligible to vote at the Annual Meeting, and for determining the shareholders entitled to vote at the Annual Meeting, is the close of business on June 14, 2010 (the “Record Date”).  As of the Proxy filing date, the Company had 115,223,926 shares outstanding of Common Stock.  No other series of stock is outstanding.  Holders of the shares of Common Stock have no preemptive rights. The transfer agent for the Common Stock is ComputerShare Trust Company, Inc. (“ComputerShare”). ComputerShare’s telephone number is (303) 262-0600.  Our proxy processing services are being provided by Broadridge Financial Solutions, Inc. (“Broadridge”).

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held.  If your shares are registered directly in your name with ComputerShare, the Company’s transfer agent, you are a “shareholder of record.”  If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote?

If your shares of Common Stock are held in “street name” by a broker, bank or other nominee, you will receive information from your nominee as to how to instruct them to vote your shares of Common Stock for each of the Proposals discussed in this proxy statement.

If you are a shareholder of record and hold Common Stock in your own name, you may give instructions on how to vote your shares of Common Stock by following the instructions on the Notice of Internet Availability on how to vote over the internet, by phone, or by mail by completing, signing, dating and returning the proxy card.

A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no instructions are given, proxies will be voted FOR all of the Proposals.  As to any other matters that may properly come before the Annual Meeting, the persons named on the proxy card will vote thereon in accordance with their best judgment. Votes will be tabulated by Broadridge.

How do I revoke my proxy?

You may revoke your proxy before the vote is taken at the Annual Meeting by:

•             completing, signing and submitting a new proxy with a later date;

•             attending the Annual Meeting and voting in person; or

•             filing a signed, written notice of revocation with the Corporate Secretary of the Company.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

You may obtain an additional proxy card by writing BPZ Resources, Inc., 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079, Attention: Corporate Secretary.  If the Common Stock you own is held on your behalf by a broker, bank or other nominee, you must contact the nominee to receive instructions as to how you can revoke your proxy.

QUESTIONS AND ANSWERS ABOUT PROPOSAL TWO - AMENDMENT OF THE 2007 LONG TERM INCENTIVE COMPENSATION PLAN TO ALLOW FOR AN ADDITIONAL AMOUNT OF SECURITIES TO BE MADE AVAILABLE FOR INCENTIVE AWARDS

Why is the Company proposing an increase of 4.0 million shares (a new aggregate total of 4,163,900 available shares) under the 2007 LTIP?

The 2007 LTIP originally provided for an aggregate of 4.0 million shares for incentive awards.  We currently have 163,900 shares remaining available for future grants under the 2007 LTIP.  The purpose of the 2007 LTIP was to provide shares for incentive awards to our managers, employers, directors and consultants.  As a new exploration stage company with no operating revenues, to attract the necessary management and professional expertise to assist us with our business plan, and to reward personnel for successful results, we determined it was necessary and appropriate to make ongoing awards of shares and options.

Because we currently have no net income, yet expect the need to add more key personnel given the positive results of our drilling and exploration program to date, as well as to retain and reward existing key personnel, we believe it will be necessary to continue to issue incentive awards to attract, retain and appropriately reward such personnel.

How will the increased allocation of 4.0 million shares (a new aggregate total of 4,163,900 available shares) under the 2007 LTIP affect me?

The proposed allocation of shares for possible incentive awards under the 2007 LTIP represents an increase of 4.0 million shares over the 163,900 shares currently remaining available under the 2007 LTIP for the future issuance of incentive awards.  These additional shares, if issued, will cause proportionately greater dilution to your ownership in the Company.  The increased allocation of shares represents approximately 3.5% of our 115,223,926 outstanding shares as of June 14, 2010.

QUESTION AND ANSWER ABOUT PROPOSAL THREE -THE APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF OUR 2015 CONVERTIBLE NOTES IN EXCESS OF NYSE LIMITS FOR SHARE ISSUANCES WITHOUT SHAREHOLDER APPROVAL

Why is the Company seeking shareholder approval to issue shares upon conversion of the Company’s 6.5% Convertible Notes Due in 2015 (the “2015 Convertible Notes”)?

The New York Stock Exchange (“NYSE”) sets certain limits on share issuances that are not first approved by a NYSE-listed company’s shareholders. Such limits apply if we issue shares equal to or in excess of 20% of all of our shares outstanding or 20% of the voting control of our company. Such limits also apply if we issue shares to substantial holders of our stock at a price less than market price and such issuance exceeds 1% of all our outstanding shares or such issuance exceeds 5% of all our outstanding shares if the issuance is at or above market price.

The 2015 Convertible Notes will, under certain circumstances, permit us to satisfy the note obligations entirely by the issuance of shares of our Common Stock instead of cash. Because such issuance might be prevented by the NYSE restrictions briefly described above, we may use this feature only if we first obtain shareholder approval. Consequently, we seek shareholder approval for us to have the option to satisfy the 2015 Convertible Notes solely by issuance of Common Stock instead of cash, if such option is determined to be beneficial to us.

PROPOSAL ONE
ELECTION OF CLASS III DIRECTORS

Composition of Board of Directors

The Company’s Board of Directors currently consists of seven directors.  The Board of Directors is divided into three classes, with each class having two to three directors.  The directors in each class serve a three-year term.  The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting.  The current composition of the Board is:

Class III Directors (term expiring at this Annual Meeting):	Manuel Pablo Zúñiga-Pflücker
John J. Lendrum, III
James B. Taylor

Class I Directors (serving until the 2011 Annual Meeting):	Gordon Gray
Stephen C. Beasley

Class II Directors (serving until the 2012 Annual Meeting):	Dr. Fernando Zúñiga y Rivero
Dennis G. Strauch

At the Annual Meeting, three Class III directors are to be elected, each of whom will serve until the 2013 Annual Meeting and until his successor is duly elected and qualified.  The Board of Directors has nominated and the persons named on the proxy card as proxies will vote to elect the following individuals as the Class III directors of the Board of Directors:  Manuel Pablo Zúñiga-Pflücker, John J. Lendrum, III, and James B. Taylor.  If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board of Directors.  Management has no reason to believe that any of the three nominees for election named in this proxy statement will be unable to serve.

The principal occupation and certain other information about the nominees, as well as the continuing directors, is set forth on the following pages.

Vote Required

The vote required to approve the proposal to elect Manuel Pablo Zúñiga-Pflücker, John J. Lendrum, III, and James B. Taylor to serve as Class III directors on the Board of Directors is the affirmative vote of a plurality of the votes cast at the Annual Meeting  by the holders of our Common Stock, present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held.

Nominees for Class III Directors with Terms Expiring at the 2010 Annual Meeting:

Manuel Pablo Zúñiga-Pflücker
Age:	49
Director Since:	September 2004
Committees:	None
Position, Principal Occupation, Business
Experience and Directorships:

Mr. Zúñiga-Pflücker has been President of the Company since September 2004 and in May 2005 he assumed the additional title of Chief Executive Officer of the Company. From 2001 until September 2004, Mr. Zúñiga-Pflücker served as President of our subsidiary BPZ Energy, LLC. Mr. Zúñiga-Pflücker also served as President of BPZ & Associates, Inc., the former parent company of our subsidiary BPZ Energy, LLC from 1989 until September 2004, at which time BPZ & Associates, Inc. became inactive. Mr. Zúñiga-Pflücker began his career with Occidental Petroleum Corporation. Mr. Zúñiga-Pflücker has spent the past 20 years in the international oil and gas business, and he has been involved in projects throughout Latin America and other areas of the world ranging from exploitation of marginal oil and gas fields to frontier exploration projects. He has also focused on the creative development of natural gas fields utilizing power generation and gas to liquids technology. He holds a B.S. in Mechanical Engineering from the University of Maryland as well as an M.S. in Petroleum Engineering from Texas A&M University. Dr. Zúñiga y Rivero, the Company’s Chairman of the Board, is the father of Mr. Zúñiga-Pflücker. We believe Mr. Zúñiga-Pflücker brings to the Board of Directors extensive knowledge of the Company and its assets by virtue of his service as an executive officer and director of the Company since its founding, and the energy industry generally through his background and education.

John J. Lendrum, III
Age:	59
Director Since:	July 2005
Committees:	Chairman of the Audit Committee
Position, Principal Occupation, Business
Experience and Directorships:

Mr. Lendrum was appointed in April 2005 as President, Chief Operating Officer and a Director of Torch Energy Advisors Incorporated (“Torch”), a Houston-based company which specializes in the exploitation and development of oil and gas properties, mid-stream gas assets, and well servicing. Mr. Lendrum is also the Chief Executive Officer and member of the Board of Directors of Resaca Exploitation, Inc., which is listed on the Alternative Investment Market of the London Stock Exchange. From 1993 to 2005, Mr. Lendrum founded and served as President of Rockport Resources Capital Corporation, which focused on providing capital to the energy industry. During this period, he was also a Principal in Star Natural Gas Company, a privately-held company with mid-stream natural gas assets. Previously, Mr. Lendrum served as Executive Vice President and Chief Financial Officer of Torch and in senior financial and business development roles with the Torch managed companies of Nuevo Energy Company, Energy Assets International and Bellwether Exploration. Mr. Lendrum began his career with the international public accounting firm of KPMG Peat Marwick, and he earned a B.B.A. in Finance and completed his graduate studies in Accounting Theory at The University of Texas at Austin. We believe Mr. Lendrum’s education and accounting background, industry, business development and management experience brings valuable skills to our Board and qualifies him to serve on our Audit Committee as our financial expert.

James B. Taylor
Age:	72
Director Since:	February 2010
Committees:	Compensation Committee
Position, Principal Occupation, Business
Experience and Directorships:

Mr. Taylor was Chairman of the Board of Directors and the co-founder of Solana Petroleum, a Canadian publicly traded company that had exploration activities in Colombia, from 1997 until 2000. From 1994 until 1996, Mr. Taylor served as Executive Vice President of Occidental Oil and Gas (“Occidental”) where he was responsible for worldwide exploration and operations. Also while at Occidental, he was involved in the development of the Cano Limon discovery in the Colombian Llanos, including construction of a major trans-Andean pipeline and marine export terminal. From 1990 until 1993 he managed Canadian Occidental’s worldwide activities as Chief Operating Officer, including the discovery and development of the Masila fields in Yemen and construction of a pipeline and marine export terminal.  In addition, Mr. Taylor has served on the boards of directors of four publicly held oil and gas companies: Willbros Group, Inc., a worldwide engineering and pipeline construction company (from 1998 until 2009), TMBR-Sharp Drilling, Inc. (from 2000 until 2004), Solana Petroleum Corp. (from 1997 until 2000) and Arakis Energy Corp. (from 1996 until 1998). We believe Mr. Taylor’s over 47 years experience, including prior service as a director for public companies, in the oil and gas sector gives him a valuable perspective on the oil and gas industry and reporting environment in which the Company operates.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE THREE NOMINEES LISTED ABOVE TO SERVE AS CLASS III DIRECTORS OF THE BOARD OF DIRECTORS OF THE COMPANY.

Continuing Class I Directors with Terms Expiring at the 2011 Annual Meeting:

Gordon Gray
Age:	57
Director Since:	September 2004
Committees:	Chairman of the Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee
Position, Principal Occupation, Business
Experience and Directorships:

Since 1982, Mr. Gray has served as President of Allied Crude Purchasing, Inc., a privately owned transportation company, which purchases crude oil at the well site and transports it by truck or pipeline to sales points throughout Texas and Eastern New Mexico. Mr. Gray has owned and operated oil production and oil field service businesses for over 30 years. His activities are centered in the Permian Basin area of West Texas. We believe Mr. Gray, who has served as a Director of the Company since its founding, brings to the Board of Directors extensive knowledge of the energy industry and business development experience.

Stephen C. Beasley
Age:	58
Director Since:	February 2010
Committees:	Audit Committee
Position, Principal Occupation, Business
Experience and Directorships:

Mr. Beasley is the founder and Chief Executive Officer of Eaton Group Inc., an executive solutions and strategic investment firm, since 2008.  He served as President of El Paso Corporation’s Eastern Pipeline Group from 2003 until 2007 and was a member of El Paso Corporation’s Corporate Executive Committee from 2005 until 2007.  In his role, Mr. Beasley was Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company - two of the largest transmission systems in the United States.  In addition, Mr. Beasley previously served as an independent director for Williams Pipeline Partners, L.P. from 2007 until 2009, Southern Union Company in 2009, and C Sixty Inc. from 2002 until 2005. We believe Mr. Beasley’s diverse management experience of over 30 years in the energy and chemical industries and his prior service as an independent director for public companies gives him valuable insight on the oil and gas industry and reporting environment in which the Company operates.

Continuing Class II Directors with Terms Expiring at the 2012 Annual Meeting:

Dr. Fernando Zúñiga y Rivero
Age:	83
Director Since:	September 2004
Committees:	None
Position, Principal Occupation, Business
Experience and Directorships:

Dr. Zúñiga y Rivero has served as Chairman of the Board of the Company since September 2004. From 1996 until September 2004, he served as Chairman of BPZ & Associates Inc., the former parent company of our subsidiary, BPZ Energy, LLC. Dr. Zúñiga y Rivero was also an Energy Division Project Officer of The World Bank, where he planned and implemented exploration promotion projects in 58 countries, primarily in East and West Africa, Eastern Europe, Southeast Asia and Latin America from 1979 to 1996. Dr. Zúñiga y Rivero has fifty years of experience in the international energy industry starting as an exploration geologist, biostratigrapher, and exploration head of an Exxon affiliate in Peru where he was responsible for crude oil findings in five fields producing from Paleozoic rocks; and continuing as exploration production manager, integrated operations manager, general manager, and ultimately serving as Chairman and Chief Executive Officer of Petroleos del Peru, the national oil company of Peru, and was responsible for discovery of five large oilfields (with over 2.5 billion barrels of reserves) in the Amazon jungle of Peru. Dr. Zúñiga y Rivero holds a B.S. degree in Geological Engineering and a Ph.D. degree in Geology from the University of San Augustin, Peru, and he completed postgraduate studies at the University of California, Los Angeles. Dr. Zúñiga y Rivero served as a director of Transmeridian Exploration, Inc., a public oil and gas company with operations in Kazakhstan from April 2005 until May 2007. Dr. Zúñiga y Rivero is the father of the Company’s President, CEO and Director, Mr. Zúñiga-Pflücker. We believe Dr. Zúñiga y Rivero’s vast industry experience and knowledge has given him an invaluable perspective on the oil and gas industry in which the Company operates, and particularly the company’s properties and operations in Peru and the specific issues affecting our business.

Dennis Strauch
Age:	62
Director Since:	July 2005
Committees:	Chairman of the Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee
Position, Principal Occupation, Business
Experience and Directorships:

Mr. Strauch has served since 2001 as Managing General Partner of Delmar Holdings, LP, a private firm which manages U.S. oil and gas properties. From 1992 to 2001, Mr. Strauch held various positions, including President and CEO, with Zarara Oil and Gas Limited and its predecessors. Zarara, a publicly traded company in the U.S. and U.K., had international oil and gas operations in Africa, the Middle East, the Far East and South America. Mr. Strauch has over 35 years experience in the oil and gas industry with extensive international and domestic technical experience in the areas of acquisitions, reservoir engineering and economic evaluations. He began his career with Schlumberger and has served in senior management and technical positions with ARAMCO, Petro-Lewis, Whiting Petroleum and Geodyne Resources. Mr. Strauch holds a Master’s degree in Business Administration from the University of Denver and a degree in Geophysics from the Colorado School of Mines. Mr. Strauch is a Registered Professional Engineer in the State of Colorado. We believe Mr. Strauch brings significant experience in and knowledge of the energy industry and technical expertise to our Board.

CORPORATE GOVERNANCE

The Board of Directors

The Company’s business properties and affairs are managed under the direction of the Board of Directors.  Members of the Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and properties and by participating in meetings of the Board and its Committees.  The Company’s certificate of formation and bylaws provide for a classified Board of Directors consisting of three classes, each serving staggered three-year terms.  As a result, shareholders elect a portion of the Board of Directors each year.  At each Annual Meeting of Shareholders, the successors to the class of directors whose terms then expire will be elected to serve from the time of election until the third Annual Meeting following election.

The Company’s bylaws initially fixed the size of the Board at six.  The Company’s bylaws provide that the authorized number of directors to constitute the entire board of directors may be changed by resolution duly adopted by at least a majority of the Board of Directors serving at the time of the vote.  Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.  Vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum.

In February 2010, the Board adopted a resolution increasing the size of the Board from six to eight.  Currently, the Company’s Board of Directors is composed of the following seven directors, with one vacancy: Dr. Fernando Zúñiga y Rivero (Chairman), Manuel Pablo Zúñiga-Pflücker, Stephen C. Beasley, Gordon Gray, John J. Lendrum, III, James B. Taylor and Dennis G. Strauch.

Board Leadership Structure; Presiding Independent Director

The Board has no formal policy on whether the role of the Chairman of the Board and Chief Executive Officer should be held by separate persons.  We believe it is important to maintain the flexibility to have either a combined or a separated chair and CEO structure as circumstances dictate.  The Board believes our current leadership structure, with Dr. Zúñiga y Rivero serving as Chairman of the Board and Mr. Zúñiga-Pflücker serving as Chief Executive Officer and President, is the optimal structure for us at this time.  From the time that we became a publicly traded company in September 2004, the roles of the Chairman of the Board and Chief Executive Officer have been held by separate individuals.  Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing guidance to and oversight of management.

Our independent directors have selected Mr. Lendrum to serve as the Board’s presiding independent director.  The presiding independent director chairs all meetings of the non-employee and independent directors of the Board, including the executive sessions, serves as a liaison between the Chairman and the independent directors, consults with the Chairman on agendas for Board meetings and other matters pertinent to the Company and the Board, approves meeting agendas, schedules and has the authority to call meetings of the independent directors and to communicate with majority shareholders.  Interested parties who would like to contact Mr. Lendrum on a confidential basis may do so by mailing a written communication to Presiding Independent Director, BPZ Resources, Inc., 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079.

Meetings of the Board of Directors

During 2009, the Board of Directors held twelve regular meetings and one special meeting.  All of the incumbent directors, other than Mr. Taylor and Mr. Beasley who were elected in February 2010, attended at least seventy-five percent of the meetings held during 2009.  All of the incumbent directors attended at least seventy-five percent of the committee meetings for which each respective member served upon during 2009.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

We are subject to the New York Stock Exchange (“NYSE”) standards in determining whether a director is independent.  The Board of Directors considers Messrs. Beasley, Gray, Lendrum, Taylor and Strauch “independent” under the standards of the NYSE.

Audit Committee

Messrs. Lendrum, Beasley, Gray and Strauch serve on our Audit Committee, all of whom are “independent” under both the standards of the NYSE and the SEC rules and regulations pertaining to listed company audit committees.  The Board considers Mr. Lendrum, Chairman of the Audit Committee, an “audit committee financial expert,” as defined under the rules of the SEC.  The Audit Committee recommends to the Board of Directors the independent registered public accounting firm to audit our financial statements and oversees the annual audit. The Audit Committee also approves any other services provided by public accounting firms.  The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function.  The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board of Directors have established.  In doing so, it will be the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee and our independent registered public accounting firm, the internal audit function and management of the Company.  Additionally, the Audit Committee provides oversight to the process of determining our estimated reserves and may utilize independently engaged experts as necessary.  A copy of the Audit Committee’s Charter is posted on the Company’s website at www.bpzenergy.com and is available in print to any shareholder upon request.

Our Audit Committee met four times during 2009.  Each member of the Audit Committee, except Mr. Beasley who was elected to the Board in February 2010, was present at all meetings.  See “Audit Committee Report” herein.

Compensation Committee

Messrs. Strauch, Gray and Taylor serve on our Compensation Committee, all of whom are “independent” under the standards of the NYSE for purposes of serving on our Compensation Committee.  Additionally, each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).  The Chairman of the Compensation Committee is Mr. Strauch.  The Compensation Committee met four times during 2009.

The purpose of the Compensation Committee is to carry out the Board of Directors’ overall responsibility relating to the compensation of the Company’s executive officers and certain senior management.  The Compensation Committee reviews the compensation and benefits of our executive officers, establishes and reviews general policies related to our compensation and benefits and administers our 2007 Long-Term Incentive Compensation Plan (the “2007 LTIP”) and Director Compensation Incentive Plan (the “DCIP”).  The goal of the Compensation Committee’s policies on executive compensation is to ensure that an appropriate relationship exists between executive compensation and the creation of shareholder value, while at the same time attracting, motivating and retaining executives.  In furtherance of this purpose, the Compensation Committee has the following duties and responsibilities with respect to executive compensation:

•                  Annually review and approve the Company’s corporate goals and objectives relevant to the compensation of the Chief Executive Officer, the Company’s other executive officers and certain senior management;

•                  Evaluate the performance of the Company’s executive officers and senior management in light of such goals and objectives;

•                  Determine and approve the executive officers’ and certain senior management’s annual salary and other cash and equity compensation based on this evaluation;

•                  Set the salary and equity compensation for our Chief Executive Officer; and

•                  Determine and approve the long-term incentive component of the Chief Executive Officer’s compensation based on the Company’s performance and the relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to our Chief Executive Officer in the past years, and other criteria established by the Compensation Committee.

See “Executive Compensation — Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

The Compensation Committee has the power to delegate some or all of its power and authority in administering the 2007 LTIP and DCIP to the Chief Executive Officer, other senior members of management, or committee or subcommittee, as the Compensation Committee deems appropriate.  However, the Compensation Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Securities and Exchange Act of 1934.

The Compensation Committee is also authorized to and has used outside compensation consultants to assist it in making compensation recommendations and decisions.

A copy of the Compensation Committee’s Charter is posted on our website at www.bpzenergy.com and is available in print to any shareholder upon request.

Nominating and Corporate Governance Committee

Messrs. Strauch and Gray serve on the Nominating and Corporate Governance Committee of our Board of Directors.  The Chairman of the Nominating and Corporate Governance Committee is Mr. Gray.  The Nominating and Corporate Governance Committee met formally two times during 2009.  The Nominating and Corporate Governance Committee assists our Board of Directors by identifying and reviewing individuals, including candidates recommended by shareholders, qualified to become members of our Board of Directors, consistent with any criteria it may approve, recommending director nominees for election at the Annual Meeting of Shareholders or for appointment to fill vacancies, and advising our Board of Directors about the appropriate composition of our Board of Directors and its Committees.  The Nominating and Corporate Governance Committee does not currently have a formal policy with regard to the consideration of any director candidates recommended by shareholders because the committee believes it can adequately evaluate any such recommendation on a case-by-case basis.

Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required for Board members in the context of the current make-up of the Board.  This assessment includes consideration of the following criteria, among others: independent business or professional experience, integrity and judgment, records of public service, diversity, age, skills, occupation and understanding of financial statements and financial reporting systems, all in the context of an assessment of the perceived needs of the Board at the time.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Nominating and Corporate Governance Committee also develops and recommends to our Board of Directors corporate governance principles and practices and assists in implementing them.  The Nominating and Corporate Governance Committee conducts regular reviews of our corporate governance principles and practices and recommends to our Board of Directors any additions, amendments or other changes.  Under the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee will evaluate and make an annual report concerning the performance of our Board of Directors, the Nominating and Corporate Governance Committee’s performance and our senior management’s performance with respect to corporate governance matters.  A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.bpzenergy.com and is available in print to any shareholder upon request.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the management of the business and affairs of the Company, but delegates day-to-day management of the Company to the Chief Executive Officer and our executive management team.  The Board of Directors is generally responsible for risk oversight, with the assistance of our Board Committees with respect to certain areas of risk, and relying upon management to generally manage the material risks we face.  Members of our executive and senior management team frequently make presentations to the full Board of Directors on activities that may subject the Company to significant or strategic operational and financial risks and the plans management has to control such risks. As part of its responsibilities, the Audit

Committee is responsible for reviewing and discussing with management (including our General Counsel) our guidelines and policies to govern the process by which risk assessment and risk management is undertaken, including our major financial reporting risk exposures and the steps management has taken to monitor and control such exposures.  Our Compensation Committee is responsible for overseeing the Company’s assessment of whether its compensation policies and practices are likely to expose the Company to material risks, and in consultation with management, is responsible for overseeing the Company’s compliance with regulations governing executive compensation.  The Nominating and Corporate Governance Committee reviews the effectiveness of the Board’s leadership structure and corporate governance matters.  In addition, in 2009, the Board appointed a special committee of independent directors to review certain operational issues and related risk management and legal risks.  This special committee is expected to continue in its role during 2010.  We also rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity and health, safety and environment.  Each of our Committees, as well as executive and senior management, reports regularly on these matters to the full Board of Directors.

Compensation Risk Assessment

We do not believe that our current employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.  Our current employee compensation consists of base salary, a discretionary cash bonus based upon individual and company performance, equity awards under our 2007 LTIP; health benefits; limited perquisites; and participation in our 401(k) plan.  We believe our compensation program, that allocates compensation among base salary and short and long-term compensation target opportunities, does not encourage our executives or non-executive employees to take excessive risks.  Restricted stock awards typically vest over a period of two years, and stock option awards typically vest over a period of three years.  We believe the time-based vesting over a multi-year period for our long-term incentive awards helps ensure that both employees and executives take actions and make decisions which contribute to long-term sustainable performance, and aligns their interests with those of our shareholders for the long-term performance of our company.  Compensation of our executives is described below under “Executive Compensation - Compensation Disclosure and Analysis.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Messrs. Strauch, Gray and Taylor serve on the Compensation Committee of our Board, all of whom are “independent” under the standards of the NYSE.  None of the members of the Compensation Committee was at any time during the last fiscal year an officer or employee of the Company.  None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communications with the Board of Directors

Shareholders who would like to contact the Board of Directors or specified individual directors on a confidential basis may do so by sending a written communication to BPZ Resources, Inc., 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079, Attention: Corporate Secretary.

The Company currently has no formal policy with respect to the attendance of members of the Board of Directors at the Annual Meetings of Shareholders.  However, all of the Directors attended the Company’s Annual Meeting of Shareholders in 2009.

2009 Non-Employee Director Compensation

The Board of Directors determines the allowances for service as a director and the fees for attendance at meetings of the Board or any Committee appointed by the Board.  The Compensation Committee generally reviews and monitors compensation for directors and makes a recommendation to the Board regarding the form and amount of Directors’ compensation.  Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board.

In setting director compensation, the Board considered the Compensation Committee’s recommendations, which took into consideration the special characteristics of the Company in comparison to its peer group and in light of market data as reported by Pearl Meyer & Partners in November 2007.  These factors included the Company’s position in the exploration stage of its license contracts operating in Peru and the need to provide a balanced compensation package to secure the necessary expertise required for the Board of Directors of such a company.

Retainer and Meeting Fees.  The following is a schedule of annual retainers and meeting fees for non-employee directors that were in effect for 2009:

Type of Fee	Amount	Period Covered

Board Retainer	$12,750	Annual
Additional Retainer to Chairman of Audit Committee	$6,500	Annual
Additional Retainer to Chairman of Compensation Committee	$4,250	Annual
Additional Retainer to Chairman of Nominating and Corporate Governance Committee	$2,750	Annual
Fee for each Board Meeting Attended (plus reimbursement for reasonable expenses incurred in attending meetings)	$1,000	Per meeting

Directors Compensation Incentive Plan

Non-employee Directors of the Board are also eligible to receive options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and cash-based awards under the DCIP. The aggregate number of shares of Common Stock authorized for grant under the DCIP is 2.5 million. The Company normally issues new shares of its Common Stock in satisfaction of these awards. As of December 31, 2009, 1,375,000 shares remain available for future grants under the DCIP.

Equity grants to non-employee directors are typically awarded each year on the date of the Company’s Annual Meeting.  In June 2009, at the annual board meeting following the 2009 Annual Meeting of Shareholders, the Board approved a grant of options to purchase 50,000 shares of Common Stock, vesting in equal annual installments over two years from the date of grant, to Messrs. Gray, Lendrum, and Strauch as compensation for the period of service from the 2008 Annual Meeting until the 2009 Annual Meeting and to encourage continued service on the Board.

Non-Employee Director Compensation

The following table sets forth the compensation of the Company’s non-employee directors during fiscal year 2009.

	Fees
	Earned or	Stock	Option
	Paid in	Awards($)	Awards($)	All Other
Name	Cash($)	(1) (2)	(1) (3)	Compensation($)	Total($)

Gordon Gray	30,500	—	181,500	—	212,000

John J. Lendrum, III	34,250	—	181,500	—	215,750

Dennis G. Strauch	32,000	—	181,500	—	213,500

E. Barger Miller, III (4)	6,000	—	—	502,000	508,000

(1)                                  The amounts reflect the aggregate grant date fair value of the awards made to non-employee directors in 2009 calculated in accordance with FASB ASC Topic 718.  The discussion of the assumptions used in calculating these values can be found in Notes 1 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(2)                                  The Company did not grant any restricted stock awards to non-employee directors for service as directors in 2009.  As of December 31, 2009, each non-employee director had the following aggregate number of unvested shares of restricted stock accumulated for all years of service:  Gordon Gray — 75,000 shares unvested, John J. Lendrum, III —75,000 shares unvested, Dennis G. Strauch — 75,000 shares unvested and E. Barger Miller, III — 0 shares unvested.

(3)                                  The grant date fair value per option computed using the Black-Scholes option-pricing model was $3.63 for option awards granted to non-employee directors in fiscal year 2009.  As of December 31, 2009, each non-employee director had the following aggregate number of outstanding unexercised stock options accumulated for all years of service:  Gordon Gray — 100,000 shares, John J. Lendrum, III — 475,000 shares, Dennis G. Strauch — 187,000 shares and E. Barger Miller, III — 425,000 shares.

(4)                                  Mr. Miller resigned from his position on the Board of Directors effective April 24, 2009. Subsequent to Mr. Miller’s resignation, the Company and Mr. Miller entered into a separation agreement where the Company agreed to pay Mr. Miller $30,000 each year for the next two years and award Mr. Miller 100,000 stock options in order to retain Mr. Miller as a consultant to the Company.  25,000 of the option award vests on May 7, 2010, 50,000 options vest on May 7, 2011 and 25,000 options vest on May 7, 2012.  The fair value of the option award was valued using the Black-Scholes option-pricing model and the entire award was expensed on the date of grant.  Both the $60,000 cash awards and the $442,000 option award is included in “All Other Compensation” above as the amount does not relate to Mr. Miller’s services as a member of the Board of Directors.

Executive Officers Who Are Not Directors

Set forth below are brief descriptions of the recent employment and business experience of the executive officers who are not directors of the Company.

Frederic Briens
Age:	50
Position, Principal Occupation,
Business Experience and Directorships:

Mr. Briens has served as Chief Operating Officer of the Company since May 2005. Mr. Briens joined BPZ as Vice President of Engineering in December 2004. From 2002 through 2004, Mr. Briens served as Geosciences and Business Development Manager for Perenco Venezuela S.A. From 1999 to 2002, Mr. Briens was the Chief Reservoir Engineer for Lundin Petroleum in Switzerland. Mr. Briens is a Petroleum Engineer with over twenty years of operating experience in international oil and gas projects spanning the globe. He has also served in senior technical and operating positions with Conoco, Schlumberger and Chevron. Mr. Briens holds an M.S. and a Ph.D. in Petroleum Engineering from Texas A&M University, a Master’s degree in Business Administration from Colorado State University and an Engineering degree from Ecole Centrale de Paris. Mr. Briens was a co-founder of BPZ & Associates, Inc., a predecessor to the Company, in 1989.

Edward G. Caminos
Age:	47
Position, Principal Occupation,
Business Experience and Directorships:

Mr. Caminos was appointed Chief Financial Officer of the Company in May 2007. From October 2006 until May 2007, Mr. Caminos served as Vice President - Finance and Chief Accounting Officer. Mr. Caminos served as interim Chief Financial Officer from June 15, 2006 until October 30, 2006 and as Corporate Controller of the Company from January 2005 until October 30, 2006. Prior to joining the Company, Mr. Caminos served as Director—Financial Reporting for the Americas Division at Duke Energy from June 2004 to January 2005. From February 2001 to May 2004, Mr. Caminos served as Financial Reporting Manager and, prior to its sale, as interim Controller for the Europe Division at Reliant Energy. Mr. Caminos is a CPA and holds a Bachelor’s Degree in Business Administration — Accounting from Bloomsburg University of Pennsylvania.

Code of Ethics for Executive Officers

The Company has adopted a code of ethics for its executive officers (the “Code of Ethics”) that relates to standards that are reasonably designed to deter misconduct and to promote:

(1)                                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)                                  Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

(3)                                  Compliance with applicable governmental laws, rules and regulations;

(4)                                  The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

(5)                                  Accountability for adherence to the code.

The Company’s Code of Ethics for executive officers is available on the Company’s website at www.bpzenergy.com.

Corporate Governance Guidelines; Code of Ethical Conduct and Business Practices

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.bpzenergy.com and is available in print to any shareholder who requests it. The Board of Directors has adopted a Code of Ethical Conduct and Business Practices that applies to all employees, officers and directors. A complete copy of the Code of Ethical Conduct and Business Practices is posted on the Company’s website at www.bpzenergy.com and is available in print to any shareholder who requests it.

Section 16(a) — Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers and directors, as well as persons who own more than ten percent of a registered class of the Company’s equity securities to file initial reports of beneficial ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC.  Such executive officers, directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of reports furnished to the Company, all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act for the year ended December 31, 2009 were filed on a timely basis other than the following:  Gordon Gray filed a Form 4 late for one transaction; Dennis G. Strauch filed a Form 4 late for one transaction; and John J. Lendrum, III filed a Form 4 late for one transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objectives of the Company’s executive compensation program are to attract and retain key executives, to stimulate management’s efforts on our behalf in a way that supports our business plan and to align management’s incentives with the long-term interests of the Company and its shareholders.  The Compensation Committee separately reviews the compensation and benefits of our executive officers, establishes and reviews general policies related to our compensation and benefits and administers the 2007 LTIP.  Decisions on salary adjustments and compensation awards for executive officers have been made by the entire Board of Directors based upon the recommendations of the Compensation Committee.

Role of Executive Officers in Compensation Decisions

Board meetings involving consideration of compensation adjustments and awards for executive officers typically have included, for all or a portion of each meeting, not only the Board members but also our Chief Executive Officer and our Chief Financial Officer.  For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee reviewed its recommended compensation adjustments for 2009 with the Chief Executive Officer before presenting them to the Board and made adjustments as it deemed appropriate based upon this review.  The Board of Directors then considered the recommendations from the Compensation Committee and approved the 2009 salary adjustments for executive officers as presented. The Compensation Committee will not make any determination with regard to 2010 compensation adjustments until June of 2010. However, 2010 compensation decisions will use the same criteria used to determine compensation in 2008 and 2009, including taking into account the Company’s and individual executive’s performance in light of the global financial condition, the state of the economy, the state of the oil and gas industry and the performance of the Company’s stock price in light of these conditions.

Role of the Compensation Consultants

In November 2007, the Compensation Committee engaged Pearl Meyer & Partners as its outside compensation consultants to review both executive and director compensation.  The scope of the compensation consultants’ engagement was to compile data from proxy statements and other SEC filings and surveys in order to determine market norms of compensation for the Company’s independent directors and members of senior management.  The results were presented to the Compensation Committee in a report on independent directors and a report on senior management.  Pearl Meyer & Partners provided the Compensation Committee with data in the reports showing the total compensation package that the executive officers and other key officers would receive, by element (base salary, annual incentive plan amounts, total cash compensation and long-term incentives), at each of a variety of different potential pay levels and relative to similarly situated employees at companies within our Compensation Peer Group and in light of relevant market data.

As stated in the Pearl Meyer & Partners report, the market data was comprised of a broad base of company data with some general industry information from survey sources, including William M. Mercer, Watson Wyatt, and other proprietary general and energy executive compensation databases.

As stated in the Pearl Meyer & Partners report, the peer group information was based on more refined market data consisting of companies with statistics more comparable to us and with whom we would potentially compete for executive talent.  Pearl Meyer & Partners selected the companies within the Compensation Peer Group based on the same industry and/or recruiting market for executive talent or traced similarly by analysts, comparable revenue range and comparable complexity and business risk.  The Compensation Peer Group consisted of the following companies:

ATP Oil & Gas Corp

Bill Barret Corp

Brigham Exploration Co.

Carrizo Oil & Gas, Inc.

Contango Oil & Gas Co.

Endeavour International Corp

Far East Energy, Inc.

FX Energy, Inc.

Gulfport Energy Corp

Harvest Natural Resources

HKN Inc.

Rosetta Resources, Inc.

Toreador Resources Corp

Transmeridian Exploration, Inc.

TXCO Resources, Inc.

The Compensation Committee considered the data from the Pearl Meyers & Partners report in making its compensation decisions for 2008 and 2009, as discussed further below.

The Compensation Committee has engaged Meridian Compensation Partners, LLC to assist it in assessing executive compensation for 2010, which is expected to be determined in June 2010.

Elements of Compensation

The Company’s executive compensation program consists of the following basic components: base salary, cash bonus, long-term incentives pursuant to the 2007 LTIP, and limited perquisites.  Each component of the compensation program serves a particular purpose.  Base salary is designed to reward current and past performance, and may be adjusted from time to time to realign salaries with market levels.  Cash bonuses may also be granted to reward individual contributions and superior job performance.  Grants of long-term incentives are designed to tie a portion of each executive’s compensation to long-term future performance and encourage retention.  In addition, executives participate in the benefit plans and programs that are generally available to all employees of the Company.

Our Board reviews total compensation and its various components, but the Compensation Committee does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from another component.  In setting the mix of the various components of compensation, the Compensation Committee took into consideration the fact that the Company is an emerging exploration stage company.  In 2008, the Compensation Committee recommended upward adjustments to the cash components of compensation for each of the named executive officers and senior management that resulted in total cash compensation being more aligned with the compensation of similar positions within the Compensation Peer Group. Additionally, in order to attract and retain highly qualified and experienced executive officers and senior management, the Compensation Committee allocated an equity-based component of compensation designed to bring total compensation closer to the market median for each executive officer and senior management position.

Base Salary.  In 2008, based on the information provided in the Pearl Meyer & Partners report, the Board of Directors and Compensation Committee recommended and approved an increase to the named executive officers’ base salary in order to be closer to the (i) median percentile range within the base salary range for similar positions at the Compensation Peer Group companies, and (ii) the median percentile range of the market data provided by Pearl Meyer & Partners.  Based on these factors, the Company’s named executive officers, received the following salary increases effective in July 2008 (and originally intended to be in effect through June 2009): Mr. Zúñiga-Pflücker — from $300,000 to $360,000 (to the 71st percentile of peer group base salary); Mr. Caminos — from $210,000 to $240,000 (to the 57th percentile of peer group base salary); Mr.  Briens — from $220,000 to $250,000 (to the 50th percentile of peer group base salary); and Dr. Zúñiga y Rivero — from $225,000 to $260,000 (to the 38th percentile peer group base salary).  In determining the recommendations for the appropriate level of actual compensation for each executive officer within the targeted base salary range, the Compensation Committee then considers the executive’s position and current compensation (both individually and relative to other executive officers in the Company), the executive’s performance and contributions as they relate to the Company’s goals, objectives and strategic business plan and the compensation data from similar companies in the report from the Company’s consultants.

In response to the global financial crisis, the commensurate slowdown of economic activity, the collapse of oil and gas prices and the steep decline in the Company’s stock price and the particular strain on the liquidity of the Company, the named executive officers volunteered to reduce their salaries.  As a result, effective January 1, 2009,  Dr. Zúñiga y Rivero voluntarily agreed to reduce his 2009 salary to $1.00 and Mr. Zúñiga-Pflücker, Mr. Caminos and Mr. Briens agreed to voluntarily reduce their 2009 salaries by 15% from $360,000 to $306,000, $240,000 to $204,000 and $250,000 to $212,500, respectively.

In June of 2009, the Compensation Committee determined to reinstate the salaries for Mr. Zúñiga-Pflücker, Mr. Caminos and Mr. Briens back to where they were prior to the voluntary reduction. In determining to reinstate these named executive officers’ salaries, the Compensation Committee considered the state of the global financial market and economic activity and outlook, oil and gas prices and the Company’s stock price.

The Compensation Committee will not make any determination with regard to 2010 base salary adjustments until June of 2010.  However, 2010 compensation decisions will use the same criteria used to determine compensation in 2008 and 2009.

Cash Bonus.  The Board of Directors may determine to award cash bonuses to our executive officers based upon exemplary performance, though it has historically done so in limited circumstances due to the early stage of the Company’s business.

In 2008, the Compensation Committee recommended bonuses to the executive officers in amounts to bring their total cash compensation to generally the median percentile range of the Compensation Peer Group and market data.  Based on these factors, the Company’s named executive officers received the following retroactive bonuses in 2008: Mr. Zúñiga-Pflücker — $200,000 (to the 76th percentile of peer group total cash compensation); Mr. Caminos — $75,000 (to the 56th percentile of peer group total cash compensation); Mr.  Briens —  $100,000 (to the 54th percentile of peer group total cash compensation); and Dr. Zúñiga y Rivero — $140,000 (to the 51st percentile of peer group total cash compensation).  The Board approved the bonuses to be paid in April 2008. In addition, the Company’s named executive officers received the following 2007 bonuses in 2008: Mr. Zúñiga-Pflücker — $200,000; Mr. Caminos — $80,000; Mr.  Briens —  $100,000; and Dr. Zúñiga y Rivero — $140,000. The Board approved the bonuses to be paid in October 2008, contingent upon the availability of funds to do so.  The bonuses were intended to reward executive officers based upon the performance of the entire senior management team, taking into account, in some circumstances, the individual’s performance, in achieving significant Company milestones of successful financing activities to fund the Company’s oil and natural gas exploration and production activities and related projects in Peru and Ecuador and the success of the Company’s Corvina field drilling campaign.  In addition, the Compensation Committee considered the individuals compensation against the compensation of similarly situated individuals in the Company’s Peer Group.

In response to the global financial crisis, the commensurate slowdown of economic activity, the depressed oil and gas prices in the first half of 2009, the steep decline in the Company’s stock price, and the liquidity of the Company, the Compensation Committee did not award cash bonuses in 2009 to Mr. Zúñiga-Pflücker, Mr. Briens or Dr. Zúñiga y Rivero.  The Compensation Committee did, however, award Mr. Caminos a cash bonus of $25,000, paid in July 2009, based upon his performance in negotiating, managing and closing the Company’s fund raising activities during the year.

The Compensation Committee will not make any determination with regard to 2010 bonus compensation until June of 2010. The Compensation Committee will make 2010 bonus compensation decisions using the same criteria used to determine compensation in 2008 and 2009.

Long-Term Incentive Compensation.  Our executive officers are eligible to receive awards under the Company’s 2007 LTIP.  The 2007 LTIP permits the Board of Directors to award eligible employees and consultants with incentive-based and non-incentive-based compensation, including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.  Awards to executive officers under the Company’s long-term incentive plans have generally consisted of restricted stock grants, incentive options or a combination thereof.  Under the 2007 LTIP, the maximum number of shares of stock of the Company that may be subject to incentives, including without limitation incentive options, is 4,000,000 shares, and such shares are reserved at all times until issued.  As of December 31, 2009, there were 163,900 shares available to be granted to the Company’s executive officers, employees, consultants and the employees of certain of the Company’s affiliates under the 2007 LTIP.

In determining the recommendation for the long-term incentive component of our executive officers’ compensation, the Compensation Committee reviewed the equity compensation of each executive officer in comparison to the market data, and to a greater extent the more refined and comparable Compensation Peer Group data, provided by the compensation consultants.  The Compensation Committee then took into consideration the Company’s current position as an emerging exploration stage company operating in Peru involving higher business risks typically associated with emerging companies and exploration stage companies, such as uncertain production results and related revenues, and revenue just beginning to be generated from operations, as compared to the more seasoned revenue generating companies comprising the Compensation Peer Group.  The Compensation Committee therefore adjusted equity compensation upward from the market and peer data so that executive officer total compensation might, through successful performance by the Company and its stock, reflect the relative risks affecting the Company and the executive officers.  The equity compensation targeted a minimum of two years commitment by having the restrictive cliff vesting of two years after issuance.  Also, the equity compensation was heavily weighted toward options which have a three year annual vesting term, rather than restricted stock, to motivate the executive officers to align management’s goals with growing shareholder value.

All equity awards were based upon the Compensation Committee’s evaluation of management and management’s contribution to executing the Company’s goals.  In addition, the Compensation Committee considered the individual’s total compensation against the compensation of similarly situated individuals in the Company’s Compensation Peer Group of companies.

As a result, additional long-term equity incentives in a combination of restricted stock and stock options were awarded to the executive officers in 2008 as follows:

		Securities Underlying		Shares
Name	Date	Options (#)		Restricted Stock (#)
Manuel Pablo Zúñiga-Pflücker	January 2008	500,000	(1)	150,000	(2)
	June 2008	50,000	(3)	—
Edward G. Caminos	January 2008	250,000	(1)	75,000	(2)
	June 2008	25,000	(3)	—
Frederic Briens	January 2008	250,000	(1)	75,000	(2)
	June 2008	30,000	(3)	—
Dr. Fernando Zúñiga y Rivero	Janaury 2008	250,000	(1)	75,000	(2)
	June 2008	35,000	(3)	—

(1)  The options were granted at an exercise price equal to the closing trading price of the Company’s Common Stock on the date of approval of the grants, December 20, 2007, by the Compensation Committee, $11.88 per share. Each of the option awards granted has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant, January 1, 2008.

(2)  The restricted stock awards granted by the Company to its executive officers vest 100% on the second anniversary of the date of grant, January 1, 2008, and were valued using the closing trading price of the Company’s Common Stock on the date of approval of the grants, December 20, 2007, by the Compensation Committee, $11.88 per share.

(3)  The options were granted at an exercise price equal to the closing trading price of the Company’s Common Stock on the date of approval of the grants, June 20, 2008, by the Compensation Committee, $25.53 per share. Each of such options has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant, July 1, 2008.

In determining the recommendation for the long-term incentive component of our executive officers’ compensation for 2009, the Compensation Committee conducted a similar review as in 2008 using the Pearl Meyer & Partners report, with similar considerations and evaluation of management and management’s contributions to executing the Company’s goals.  Equity awards were based on the value of the equity grants on the day of the grant, as a percentage of total compensation, in the range of the 25th percentile.

As a result, long-term equity incentives in a combination of restricted stock and stock options were awarded to the current executive officers in 2009 as follows:

Name	Grant Date	Securities Underlying Stock Options (#)		Shares of Restricted Stock (#)
Manuel Pablo Zúñiga-Pflücker	July 2009	114,750	(1)	38,250	(2)
Edward G. Caminos	July 2009	54,550	(1)	18,200	(2)
Frederic Briens	July 2009	63,600	(1)	21,200	(2)
Dr. Fernando Zúñiga y Rivero	July 2009	71,500	(1)	23,850	(2)

(1)  The options were granted at an exercise price equal to the closing trading price of the Company’s Common Stock on the  date of approval of the grants, June 26, 2009, by the Compensation Committee, $5.27 per share. Each of the option awards granted has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant, July 1, 2009.

(2)  The restricted stock awards granted by the Company to its executive officers vest 100% on the second anniversary of the date of grant, July 1, 2009, and were valued using the closing trading price of the Company’s Common Stock on the date of approval of the grants, June 26, 2009, by the Board of Directors, $5.27 per share.

The Compensation Committee will not make any determination with regard to 2010 equity award grants until June of 2010. However, the 2010 compensation decisions will use the same criteria used to determine compensation in 2008 and 2009, and take into account the Company’s and individual executive’s performance in light of the global financial condition, the slowdown of economic activity, oil and gas prices and the performance of the Company’s stock price in light of these conditions.

Perquisites.  We generally limit the perquisites that we make available to our executive officers.  With the exception of Mr. Briens, our Chief Operating Officer, perquisites to executive officers consist only of club membership fees, which are related to business purposes.  The additional perquisites received by Mr. Briens, identified in the footnotes to the Summary Compensation Table, relate to his overseas assignment.

Other Compensation.  Executive officers are eligible to participate in all of our employee benefit plans, such as a medical, dental and life insurance plan with 80% of the premium paid by the Company, and a 401(k) plan with Company matching contributions up to 5% of the employee’s salary, in each case on the same basis as other Company employees.

Compensation Policies

Effect of Accounting and Tax Treatment.  Under the provisions of FASB ASC Topic 718, “Stock Compensation”, stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee’s or non-employee’s service period, which is generally the vesting period of the equity grant.  Because the Company offers incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of a compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Under Section 162(m) of the Tax Code, compensation in excess of $1 million paid to a chief executive officer or to any of the four other most highly compensated officers generally cannot be deducted.  The Compensation Committee has determined the Company’s compensation practices and policies are not currently affected by this limitation.

Timing Issues.  With the exception of significant promotions and new hires, we intend to review equity compensation awards annually following the availability of the financial results for the prior year and the Annual Meeting.  This timing enables us to consider prior year performance by the Company and the potential recipients and our expectations for the current year.  Grants to newly hired employees are effective on the latter of the employee’s first day of employment or upon approval of the grant by the Board of Directors.  The exercise price of stock options is based upon the grant date fair market value, which is the market price of our Common Stock on the date of grant.

Stock Ownership Guidelines.  The Board has not adopted specific stock ownership guidelines for executive officers.  Under the terms of the 2007 LTIP, however, in any given year, no individual may receive incentives covering more than 20% of the aggregate number of shares which may be issued pursuant to the 2007 LTIP.  Except as may otherwise be permitted by the Tax Code, the amount of options granted to an individual during one calendar year that may qualify as incentive stock options is limited, such that at the time the incentive options are granted, the fair market value (based on the closing sale price for a share of Common Stock on the established stock exchange on which the stock is listed on the applicable date, and if shares are not traded on such day, on the next preceding trading date) of the stock covered by incentive options first exercisable by such individual in any calendar year may not, in the aggregate, exceed $100,000.  Any options granted over such amount will be treated as non-qualified stock options for tax purposes.  The maximum performance-based incentive payment to any one individual during one performance period is 20% of the aggregate number of shares that may be issued pursuant to the 2007 LTIP, or if paid in cash, that number of shares multiplied by the fair market value of the stock as of the date the incentive is granted.

Basis for Allocation between LTIP Incentives.  Our 2007 LTIP expressly provides for incentives to be granted to 2007 LTIP participants in the form of any one or a combination of (a) incentive options (or other statutory stock options); (b) non-statutory stock options; (c) stock appreciation rights; (d) restricted stock grants; (e) performance shares; (f) stock grants; and (g) other stock-based incentives.  Given the recent change in the accounting treatment for stock options changed as a result of SFAS 123R, we have concluded that granting shares of restricted stock to employees, particularly members of senior management, would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

Exercise of Discretion.  Pursuant to the 2007 LTIP, the Compensation Committee retains limited discretion in connection with the payment of performance based compensation in cases where the defined performance goals have not been met.  The Compensation Committee also retains discretion to accelerate the vesting of unvested incentives upon an individual’s termination of employment with the Company.  The Compensation Committee exercised this discretion in 2009 with respect to Mr. Miller’s awards.

Adjustment or Recovery of Awards upon Restatement of Company Performance.  The Company does not have a formal policy with respect to whether executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment.  Under the 2007 LTIP, however, in determining the actual size of performance-based incentives, the Compensation Committee may reduce or eliminate the amount of the performance-based incentives earned over the relevant period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management.  Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

Dennis G. Strauch — Chairman of the Compensation Committee
Gordon Gray
James B. Taylor

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the fiscal year ended December 31, 2009 of the Company’s “named executive officers.”  The “named executive officers” include our principal executive officer, principal financial officer, and the two most highly compensated persons serving as executive officers at the end of fiscal year 2009 or who served as an executive officer during fiscal year 2009.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2) (3)	Option Awards(2) (3)	All Other Compensation (4)	Total

Manuel Pablo Zúñiga-Pflücker	2009	$316,200	$—	$201,600	$416,500	$18,300	$952,600
President, Chief Executive Officer and Director	2008	329,800	400,000	1,782,000	5,056,500	17,600	7,585,900
	2007	179,900	—	—	—	2,900	182,800

Edward G. Caminos (1)	2009	227,500	25,000	95,900	198,000	12,700	559,100
Chief Financial Officer	2008	221,700	155,000	891,000	2,528,300	14,500	3,810,500
	2007	148,900	—	—	—	2,400	151,300

Frederic Briens	2009	320,500	—	111,700	230,900	114,300	777,400
Chief Operating Officer	2008	235,000	200,000	891,000	2,609,400	97,800	4,033,200
	2007	120,000	—	—	—	162,800	282,800

Dr. Fernando Zúñiga y Rivero	2009	—	—	125,700	259,500	34,300	419,500
Director and Chairman of the Board	2008	239,500	280,000	891,000	2,690,600	12,800	4,113,900
	2007	139,500	—	—	—	1,500	141,000

(1)                                 Mr. Caminos was appointed Chief Financial Officer of the Company effective May 24, 2007.  Mr. Caminos served as Vice President-Finance and Chief Accounting Officer of the Company from October 30, 2006 until May 24, 2007, as well as interim Chief Financial Officer since June 15, 2006.  Prior to June 15, 2006, Mr. Caminos served as Corporate Controller of the Company since January 2005.

(2)                                 All stock awards and options reported under these columns were issued under the 2005 Long-Term Incentive Compensation Plan or the 2007 LTIP.

(3)                                 The amounts reflect the aggregate grant date fair value of the awards granted in 2009, 2008 and 2007, respectively, calculated in accordance with FASB ASC Topic 718, “Stock Compensation”.  The discussion of the assumptions used in calculating these values can be found in Notes 1 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the years ended December 31, 2009, 2008 and 2007, respectively, filed with the SEC.

(4)                                 The amounts for 2009 include:

(a)                                  Club membership dues for 2009, on behalf of Mr. Zúñiga-Pflücker  — $1,779; Mr. Caminos  — $1,585; and Dr. Zúñiga y Rivero  — $1,584.

(b)                                 The Company’s matching contributions for 2009 under the Company’s 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of  Mr. Zúñiga-Pflücker  — $16,500; Mr. Caminos  — $11,100;  and Mr. Briens  — $9,792.

(c)                                For Mr. Briens, the 2009 amount includes additional compensation under the Company’s expatriate package while working in Peru, which includes housing rent, maintenance and utilities of approximately $72,557; school allowance of approximately $8,442; car allowance of approximately $2,481; and insurance benefits and other expenses paid on Mr. Briens’ behalf of approximately $20,983.

(d)                               For Dr. Fernando Zúñiga y Rivero, the 2009 other compensation includes $32,000 received for services rendered to the Company in his capacity as Chairman of the Board of Directors.

2009 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in 2009 under our plans.

	Grant	Board Approval	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Under- lying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Date (1)	Threshold	Target	Maximum	Units(2)	Options(3)	Awards(4)	Awards (5)
Manuel Pablo Zúñiga-Pflücker	7/1/2009	6/26/2009	$—	$—	$—	—	114,750	$5.27	$416,543
	7/1/2009	6/26/2009	—	—	—	38,250	—	—	201,578

Edward G. Caminos	7/1/2009	6/26/2009	—	—	—	—	54,550	5.27	198,017
	7/1/2009	6/26/2009	—	—	—	18,200	—	—	95,914

Frederic Briens	7/1/2009	6/26/2009	—	—	—	—	63,600	5.27	230,868
	7/1/2009	6/26/2009	—	—	—	21,200	—	—	111,724

Dr. Fernando Zúñiga y Rivero	7/1/2009	6/26/2009	—	—	—	—	71,500	5.27	259,545
	7/1/2009	6/26/2009	—	—	—	23,850	—	—	125,690

(1)	Dates in this column reflect the date of the Board approval of the awards if different from the effective date of grant.

(2)

All stock awards granted to the named executive officers for 2009 vest at the second anniversary following the grant date. All stock awards values are based on the closing market price on the date of Board approval of the grant.

(3)	All stock option awards granted to the named individuals for 2009 vest in equal annual installments over three years following the grant date.

(4)	The exercise price is the closing price of the Company’s Common Stock on the date of Board approval of the grant.

(5)

The fair value of BPZ’s stock options is computed using the Black-Scholes valuation model.  The fair value of BPZ’s stock awards is calculated in accordance with FASB ASC Topic 718, “Stock Compensation” and is, in part, based on the market price of BPZ Common Stock on the date of the Board approval of the grant. The grant date fair value of the stock options granted on June 26, 2009 was $3.63 per share, respectively. The discussion of the assumptions used in calculating these values can be found in Notes 1 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)(1)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Manuel Pablo Zúñiga- Pflücker	166,666	333,334	—	11.88	12/20/2017	(4)	150,000	1,425,000	(7)	—	—
	16,667	33,333	—	25.53	6/20/2018	(5)	38,250	363,375	(8)	—	—
	—	114,750	—	5.27	7/1/2019	(6)	—	—		—	—

Edward G. Caminos	100,000	—	—	3.20	4/14/2016	(3)	75,000	712,500	(7)	—	—
	83,333	166,667	—	11.88	12/20/2017	(4)	18,200	172,900	(8)	—	—
	8,334	16,666	—	25.53	6/20/2018	(5)	—	—		—	—
	—	54,500	—	5.27	7/1/2019	(6)	—	—		—	—

Frederic Briens	83,333	166,667	—	11.88	12/20/2017	(4)	75,000	712,500	(7)	—	—
	10,000	20,000	—	25.53	6/20/2018	(5)	21,200	201,400	(8)	—	—
	—	63,600	—	5.27	7/1/2019	(6)	—	—		—	—

Dr. Fernando Zúñiga y Rivero	83,333	166,667	—	11.88	12/20/2017	(4)	75,000	712,500	(7)	—	—
	11,667	23,333	—	25.53	6/20/2018	(5)	23,850	226,575	(8)	—	—
	—	71,500	—	5.27	7/1/2019	(6)	—	—		—	—

(1)	Option exercise price is the closing price of BPZ Common Stock on the date of Board approval of the grant.

(2)	The market or payout value is computed using the closing price of $9.50 of BPZ Common Stock at December 31, 2009.

(3)	Options vest in two equal annual installments beginning on the first anniversary of the date of grant, April 14, 2006.

(4)	Options vest in three equal annual installments beginning on the first anniversary of the effective date of grant, January 1, 2008.

(5)	Options vest in three equal annual installments beginning on the first anniversary of the effective date of grant, July 1, 2008.

(6)	Options vest in three equal annual installments beginning on the first anniversary of the effective date of grant, July 1, 2009.

(7)	Restricted stock award vests on the second anniversary of the effective date of grant, January 1, 2008.

(8)	Restricted stock award vests on the second anniversary of the effective date of grant, July 1, 2009.

Option Exercises and Stock Vested

There were no exercises of stock options by or vesting of restricted stock for our named executive officers in 2009.

Employment Agreements, Termination of Employment and Change in Control Arrangements

We have no employment agreements with any of our current executive officers.  At December 31, 2009, our named executive officers received the following base salaries: Dr. Zúñiga y Rivero - $1; Mr. Pablo Zúñiga-Pflücker — $360,000; Mr. Briens — $250,000 and Mr. Caminos - $240,000.  Each of our named executive officers is eligible for cash bonus compensation at the discretion of the Board of Directors, but there is no formal plan covering such bonuses. For 2010 salary adjustments and equity awards, the Compensation Committee will not make any determination with regard to 2010 compensation adjustments until June of 2010. However, the Compensation Committee will use the same criteria for 2010 compensation decisions that were used to determine compensation in 2008 and 2009.

Under the Company’s 2007 LTIP, in the event of a change of control of the Company (as defined in that plan), all outstanding options, stock appreciation rights and restricted stock become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each award.  The plan defines a “change of control” to generally include:  (i) any merger or consolidation whereby the outstanding stock of the Company prior to the transaction constitutes less than 50% of the voting power in the resulting entity; (ii) an acquisition of beneficial ownership by a person if, after the acquisition, the person beneficially owns 51% or more of the outstanding stock of the Company or the voting power of the Company (this does not include any acquisition directly from or by the Company, through an employee benefit plan sponsored by the Company, or that results in beneficial owners of outstanding Company stock prior to the acquisition by another corporation beneficially owning more than 50% of the then-outstanding shares of the corporation in the same proportion as their previous ownership of Company stock); (iii) any sale of all or substantially all of the Company’s assets; or (iv) the complete liquidation of the Company.  In addition, in the event of a change of control, all performance shares or other performance-based awards shall be immediately payable based upon the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been made, up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares or other performance-based award, if such amount is higher.

Under the 2007 LTIP, upon the termination of an executive officer by the Company without cause (as that term is defined in the Plan), regardless of whether the reason for the termination is voluntary, involuntary, due to retirement, extended absence caused by disability or death, (i) all unvested options, stock appreciation rights and restricted stock of the executive officer shall lapse, become automatically cancelled or terminated and be immediately returned to the Company; and (ii) any vested but unexercised options or stock appreciation rights shall expire upon the earlier of (a) 90 days after the date of such officer’s termination or (b) the expiration of such option or stock appreciation right.  The Compensation Committee may provide otherwise in an award agreement, or exercise its discretion to accelerate the vesting of awards due to a termination.

The following table sets forth the potential payments that our named executive officers would receive upon a change in control of the Company under the 2007 LTIP.  The amounts appearing in the table below assume that the triggering event occurred as of December 31, 2009.

	Accelerated Options Vesting (1)	Accelerated Stock Vesting (2)
Name	($)	($)
Manuel Pablo Zúñiga-Pflücker	485,400	1,788,400

Frederic Briens	269,000	913,900

Edward G. Caminos	230,700	712,500

Dr. Fernando Zúñiga y Rivero	302,400	885,400

(1)

Includes options whose exercise price is less than the closing price per share of the Company’s Common Stock on the NYSE on December 31, 2009 of $9.50. The value included is the total intrinsic value of stock options (defined as the amount by which the market price of the Common Stock on December 31, 2009 exceeds the exercise price of the stock option).

(2)

Based upon the difference between the closing price per share of the Company’s Common Stock on the NYSE on December 31, 2009 of $9.50 multiplied by the number of shares of restricted stock that would vest upon occurrence of a change of control on December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 25, 2010, except as otherwise set forth below, concerning the beneficial ownership of the Company’s Common Stock by each person who beneficially owns more than five percent (5%) of the Common Stock, its affiliates, and by each of the Company’s executive officers and directors, and by all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Beneficial Ownership (2)
Gordon Gray (3)	5,694,173	4.9%
Manuel Pablo Zúñiga-Pflücker (4)	4,997,716	4.3%
Fernando Zúñiga y Rivero (5)	4,822,323	4.2%
Frederic Briens (6)	790,628	0.7%
Edward G. Caminos (7)	475,000	0.4%
Dennis G. Strauch (8)	500,000	0.4%
John J. Lendrum, III (9)	500,000	0.4%
Stephen C. Beasley	25,000	0.0%
James B. Taylor	—	0.0%

All directors and executive officers as a group (nine persons)	17,804,840	15.4%

International Finance Corporation (10) 2121 Pennsylvania Avenue, N.W. Washington, DC 20433	11,253,295	9.7%

Centennial Energy Partners L.L.C. (11) 575 Lexington Avenue, 33rd floor New York, NY 10022	10,246,877	8.8%

SPO Advisory Corp. (12) 591 Redwood Highway, Suite 3215 Mill Valley, California 94941	10,634,213	9.2%

Soros Fund Management, LLC (13) 888 Seventh Avenue, 33rd Floor New York, New York 10106	10,173,175	8.8%

(1)	Except as indicated herein, the business address for each beneficial owner is 580 Westlake Park Blvd, Suite 525, Houston, Texas 77079.

(2)	The calculations of percentage beneficial ownership are based on 115,223,926 shares issued as of May 25, 2010, plus any potentially dilutive securities for each person or group.

(3)

The shares reflected above as beneficially owned by Mr. Gray consist of 5,619,173 shares that he beneficially owns and controls through his sole ownership of Allied Crude Purchasing, Inc. Mr. Gray, through Allied Crude Purchasing, Inc. has pledged 1,500,000 shares of Common Stock to Snyder National Bank, for the purpose of providing collateral for a loan.

(4)	Mr. Zúñiga-Pflücker has pledged 625,240 shares of Common Stock to Goldman Sachs & Co., for the purpose of providing collateral for a loan.

(5)

The number of shares reflected above as beneficially owned by Dr. Zúñiga y Rivero includes 942,006 shares, 195,107 shares, 1,191,917 shares and 140,902 shares held in grantor retained annuity trusts, but does not include 81,563 shares held of record by his wife, Blanca Pflücker de Zúñiga, as Dr. Zúñiga y Rivero disclaims beneficial ownership of these shares. Dr. Zúñiga y Rivero has pledged 734,477 shares to Raymond James & Associates for the purpose of providing collateral for a loan.

(6)	Mr. Briens has pledged 150,000 shares of Common Stock to Goldman Sachs & Co., for the purpose of providing collateral for a loan.

(7)

The shares reflected above include options to purchase 100,000 shares of Common Stock. Mr. Caminos has pledged 375,000 shares to Raymond James & Associates for the purpose of providing collateral for a loan.

(8)	Includes options to purchase 87,000 shares of Common Stock.

(9)	Includes options to purchase 375,000 shares of Common Stock.

(10)

All information in the table with respect to International Finance Corporation (“IFC”) is based on the Schedule 13G/A filed by IFC with the SEC on February 4, 2010 and information provided to the Company by IFC. Based upon information provided to the Company by IFC, Somit Varma - Director of IFC, Oil, Gas, Mining and Chemicals Department, has voting power and investment power over the shares of Common Stock.

(11)

All information in the table with respect to Centennial Energy Partners L.L.C. is based on the Schedule 13G/A filed by Centennial Energy Partners L.L.C. with the SEC on February 12, 2010 and information provided to the Company by Centennial Energy Partners L.L.C. Centennial Energy Partners L.L.C., as General Partner, and Peter K. Seldin, as managing member, have voting power and investment power over the shares of Common Stock. Centennial Energy Partners, L.L.C. and Peter K. Seldin may be deemed to share beneficial ownership over the shares of Common Stock.

(12)

All information with respect to SPO Advisory Corp. and its affiliates and related investment funds is based on the Schedule 13G filed with the SEC on July 6, 2009 by the following (collectively, the “SPO Reporting Persons”): SPO Partners II, L.P. (“SPO Partners”), SPO Advisory Partners, L.P. (“SPO Advisory Partners”), San Francisco Partners, L.P. (“SFP”), SF Advisory Partners, L.P. (“SF Advisory Partners”), SPO Advisory Corp., John H. Scully, William Oberndorf, William J. Patterson, and Edward H. McDermott. The Schedule 13G states that the SPO Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, although neither the fact of such filing nor anything contained therein shall be deemed to be an admission by the SPO Reporting Persons that a group exists.

The Schedule 13G provides, among other things, the following information regarding beneficial ownership of Common Stock by the SPO Reporting Persons:

•  SPO Partners beneficially owns 10,280,113 shares. Acting through its sole general partner, SPO Advisory Partners, SPO Partners has sole voting and investment power over all such shares.

•  Because of its position as the sole general partner of SPO Partners, SPO Advisory Partners may be deemed to indirectly beneficially own 10,280,113 shares. Acting through its general partner, SPO Advisory Corp., and in its capacity as the sole general partner of SPO Partners, SPO Advisory Partners has the sole voting and investment power over all such shares.

•  SFP beneficially owns 354,100 shares. Acting through its sole general partner, SF Advisory Partners, SFP has sole voting and investment power over all such shares.

•  Because of its position as the sole general partner of SFP, SF Advisory Partners may be deemed to indirectly beneficially own 354,100 shares. Acting through its general partner, SPO Advisory Corp., and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole voting and investment power over all such shares.

•  Because of its positions as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may be deemed to beneficially own 10,634,213 shares. Acting through its controlling persons and in its capacity as general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole voting and investment power over all such shares.

•  Individually and because of his position as a control person of SPO Advisory Corp., John H. Scully may be deemed to beneficially own 10,644,413 shares. As one of four controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, Mr. Scully may be deemed to have shared voting and investment power with the other three control persons over 10,634,213 shares. Individually, Mr. Scully has sole voting and investment power over 10,200 shares beneficially owned and held in an Individual Retirement Account.

•  Individually and because of his position as a control person of SPO Advisory Corp., William E. Oberndorf may be deemed to beneficially own 10,717,913 shares. As one of four controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, Mr. Oberndorf may be deemed to have shared voting and investment power with the other three control persons over 10,634,213 shares. Individually Mr. Oberndorf has sole voting and investment power over 83,700 shares beneficially owned and held in an Individual Retirement Account.

•  Individually and because of his position as a control person of SPO Advisory Corp., William J. Patterson may be deemed to beneficially own 10,634,713 shares. As one of four controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, Mr. Patterson may be deemed to have shared voting and investment power with the other three control persons over 10,634,213 shares. Individually Mr. Patterson has sole voting and investment power over 500 shares beneficially owned and held in an Individual Retirement Account.

•  Individually and because of his position as a control person of SPO Advisory Corp., Edward H. McDermott may be deemed to beneficially own 10,635,213 shares. As one of four controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, Mr. Patterson may be deemed to have shared voting and investment power with the other three control persons over 10,634,213 shares. Individually Mr. McDermott has sole voting and investment power over 1,000 shares beneficially owned and held in an Individual Retirement Account.

(13)

All information in the table with respect to Soros Fund Management LLC (“SFM LLC”) is based on the Schedule 13G/A filed by SFM LLC with the SEC on February 16, 2010 and information provided to the Company by Soros Fund Management LLC. The shares reflected above are held for the account of Quantum Partners, Ltd., a Cayman Islands exempted limited liability company (“Quantum Partners”). SFM LLC serves as principal investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the Shares, held for the account of Quantum Partners. George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

Rule 13d-3 under the Securities Exchange Act of 1934, provides for the determination of beneficial owners of securities.  That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities.  Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within sixty days through any means, including the exercise of any option, warrant or conversion of a security.  Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person.  Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.  Included in this table are only those derivative securities that have exercise prices which it is reasonable to believe could be “in the money” within sixty days of May 25, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as reported below, there have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director or executive officer or any security holder of record who is known to the Company to beneficially own more than 5% of the Company’s Common Stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

On February 23, 2009, we closed the private placement of approximately 15.7 million shares of Common Stock, no par value, to institutional and accredited investors pursuant to a Stock Purchase Agreement dated February 19, 2009.  The Common Stock was priced at $3.05 per share. Wellington Management, an advisor for multiple clients, purchased an aggregate of 3,269,100 shares for $9,970,755, Centennial Energy Partners L.L.C. as managing member, purchased an aggregate of 6,557,380 shares for $20,000,009, and IFC purchased an aggregate of 1,430,700 shares for $4,363,635.

On September 15, 2009, we closed a private placement of approximately 1.6 million shares of Common Stock, no par value, to IFC pursuant to a Subscription Agreement dated September 15, 2009. This private placement was related to our registered direct offering in June 2009 of approximately 18.8 million shares of Common Stock at a price of $4.66 per share that closed on June 30, 2009. Pursuant to the Subscription Agreement dated December 16, 2006 (the “Subscription Agreement”) by and between IFC and us, IFC has the right, within 45 days of notice of the offering, to purchase shares of our Common Stock for the same price and terms as the participants in an offering to retain its proportionate ownership in us. IFC exercised its pre-emptive right to purchase approximately 1.6 million shares of Common Stock at the offering price of $4.66 per share to which it was entitled under the Subscription Agreement, resulting in gross proceeds to us of approximately $7.6 million. The transaction was submitted to and approved by the shareholders of BPZ at a Special Meeting of Shareholders on August 24, 2009. No warrants or dilutive securities were issued to IFC in connection with the private placement. The shares were placed directly by us. We used the proceeds of this offering to develop our properties under our existing license contracts and other general corporate purposes consistent with our operating plans.

Subsequent to December 31, 2009, we closed on the private offering of $170.9 million convertible notes due 2015 (the “2015 Convertible Notes”). The 2015 Convertible Notes are comprised of the initial $140.0 million of 2015 Convertible Notes sold in the initial private offering, the exercise of a 30-day option to purchase an additional $21.0 million of 2015 Convertible Notes, and IFC’s election to participate in the offering for an additional $9.9 million of 2015 Convertible Notes, bringing the total proceeds of the private offering to $170.9 million. Included within the total proceeds is SFM LLC’s purchase of $50 million of 2015 Convertible Notes.  The convertible notes were sold to an initial purchaser who then sold the notes to qualified institutional buyers (including IFC and Soros Fund Management, LLC) pursuant to Rule 144A of the Securities Act of 1933.  The $170.9 million of convertible notes were issued pursuant to an indenture dated as of February 8, 2010, between us and Wells Fargo Bank, National Association, as trustee.

As provided in the charter of the Company’s Audit Committee, it is the Company’s policy that it will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of the Board of Directors first reviews and approves the transactions.

In addition, pursuant to the Company’s Code of Ethical Conduct and Business Practices, all employees, officers and directors of the Company and its subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with the Company without approval.  Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

PROPOSAL TWO
AMENDMENT OF THE BPZ RESOURCES, INC. 2007 LONG-TERM INCENTIVE COMPENSATION PLAN TO ALLOW FOR AN ADDITIONAL AMOUNT OF SECURITIES TO BE MADE AVAILABLE FOR INCENTIVE AWARDS

Purpose of the Proposal

The Board of Directors of the Company has approved and is recommending to shareholders of the Company an amendment of the 2007 Long-Term Incentive Compensation Plan, or the “2007 LTIP”, to allow for an additional amount of securities to be made available for incentive awards under the 2007 LTIP. The Company wishes to increase the number of shares currently reserved for issuance under the plan from 4.0 million to 8.0 million so that a sufficient amount of awards are available for issuance in the future. The effect of this amendment will increase available shares from 163,900 to 4,163,900 for future issuance.

The purpose of the 2007 LTIP is to encourage officers, employees and consultants of the Company to acquire Common Stock and other equity-based interests in the Company so that their interests are aligned with those of other shareholders.  We believe that increasing the number of shares currently authorized under the 2007 LTIP from 4.0 million to 8.0 million will permit us to make appropriate grants of awards to continue to stimulate officers’, employees’ and consultants’ efforts on the Company’s behalf, as well as maintaining and strengthening their desire to remain with the Company.  Additionally, the 2007 LTIP will encourage the officers, employees and consultants of the Company to have a greater personal interest in the business of the Company.  We believe that providing the employees and consultants with a direct financial stake in the Company is in the best interests of the Company and its shareholders.

The 2007 LTIP was approved by our shareholders at the Annual Meeting of Shareholders held on August 17, 2007.  The number of shares authorized at that time under the 2007 LTIP was 4.0 million.  As of December 31, 2009, 163,900 shares remain available for future grants under the 2007 LTIP.  The remaining shares available for future awards under the 2007 LTIP are insufficient to meet our long-term incentive needs.  The amendment to the 2007 LTIP, subject to shareholder approval, would allow for 4.0 million additional shares to be made available for awards under the 2007 LTIP.  The limits contained in the 2007 LTIP are subject to certain adjustments as provided in the 2007 LTIP in the event of stock splits, stock dividends, the issuance of rights and certain other events.

The 2007 LTIP provides for awards of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and cash-based awards to any of the Company’s officers, employees, consultants and the employees of certain of the Company’s affiliates.  Below is a summary of the 2007 LTIP, which is qualified in its entirety by the specific language of the 2007 LTIP, a copy of which was filed as Exhibit 10.1 to our Form 8-K filed with the SEC on August 24, 2007.

Summary of the 2007 Long-Term Incentive Compensation Plan

Administration

The Compensation Committee administers and manages the 2007 LTIP. Incentives under the 2007 LTIP may be granted to eligible employees or consultants in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.  The Compensation Committee will select the Company employees and other participants who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2007 LTIP, establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2007 LTIP and establish, amend and rescind any rules relating to the 2007 LTIP. The Compensation Committee may delegate to a committee of one or more directors or to Company officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers.

Key Terms

The following is a summary of the key provisions of the 2007 LTIP:

Plan Term:

The 2007 LTIP will terminate on the earlier of (1) ten years from the date that the 2007 LTIP becomes effective, or (2) at such time as no shares of Common Stock remain available for issuance through the plan.

Eligible Participants:	The Company’s officers, employees and consultants and the employees of certain of its affiliates.

Shares Authorized Under the 2007 LTIP:		8.0 million shares of Common Stock (if the amendment is approved by shareholders), subject to adjustment to reflect stock splits and similar events.

Award Types:	•	incentive stock options under Section 422 of the Tax Code;
	•	non-statutory stock options not covered under Section 422 of the Tax Code;
	•	stock appreciation rights, granting the recipient the right to receive an excess in the fair market value (as defined in the 2007 LTIP) of shares of stock over a specified reference price;
	•	restricted stock, which will be subject to a risk of forfeiture and is non-transferable until it vests over time;
	•	qualified performance-based incentives to employees who qualify as covered employees within the meaning of Section 162(m) of the Tax Code, as amended;
	•	unrestricted stock, which will be immediately transferable; and
	•	other stock-based incentive awards.

Vesting:		To be determined by the Compensation Committee at its discretion. Awards will generally vest in two to three years.

Vesting and Exercise of Stock Options

The exercise price of stock options or stock appreciation rights granted under the 2007 LTIP may not be less than the fair market value of the Common Stock on the date of grant. The term of these awards may not be longer than ten years. The Compensation Committee will determine at the date of grant when each such award becomes vested and/or exercisable.

Vesting of Restricted Stock Awards and Options

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued employment (or engagement) with Company, the passage of time, or such performance criteria and the level of achievement compared to such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include one or more of the following criteria (either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award):

•                  pre-tax or after-tax net earnings;

•                  sales growth;

•                  operating earnings;

•                  operating cash flow;

•                  return on net assets;

•                  return on shareholders’ equity;

•                  return on assets;

•                  return on capital;

•                  stock price growth;

•                  gross or net profit margin;

•                  earnings per share;

•                  price per share of stock;

•                  market share; and/or

•                  such other performance measures as the Compensation Committee may determine.

To the extent that an award under the 2007 LTIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Awards granted under the 2007 LTIP are not transferable except by will, by the laws of descent and distribution, or, if permitted by the document granting the award, to certain family members, foundations, or entities controlled by either the grantee or certain family members.

Amendments

The Board of Directors may discontinue the 2007 LTIP at any time and may amend the plan at any time, as permitted by applicable statutes. However, the Board may not revoke or alter, in a manner unfavorable to the grantees of any incentives, the terms of any award under the 2007 LTIP then outstanding. The Board of Directors is further restricted from amending the 2007 LTIP without shareholder approval if the absence of such approval would cause the 2007 LTIP to fail to comply with the Securities Exchange Act of 1934, as amended, or any other applicable law or regulation.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, reorganization, or exchange of Company’s Common Stock, or any similar event affecting Company’s Common Stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2007 LTIP and, subject to the various limitations set forth in the 2007 LTIP, the number and kind of shares subject to outstanding awards under the 2007 LTIP and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of the Company on awards granted under the 2007 LTIP shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the 2007 LTIP. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards or settlement of outstanding awards in cash.

U.S. Tax Consequences

Stock option grants under the 2007 LTIP may be intended to qualify as incentive stock options under Section 422 of the Tax Code or may be non-qualified stock options governed by Tax Code Section 83. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have ordinary taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price. The Company will be entitled to a corresponding deduction on its income tax return. A subsequent sale will result in capital gain equal to sale price less market price at exercise date.  A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Disposition of appreciated shares acquired through the exercise of an incentive stock option will result in a long-term capital gain if the stock is held one year after exercise and at least two years after date of grant; if the holding period is not met, then ordinary income will result, with the Company receiving a deduction.

Restricted stock awards are governed by Section 83 of the Tax Code. Generally, no taxes are due when a restricted stock award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. A participant may elect under Section 83(b) of the Tax Code to report income resulting from the restricted stock awards in the year received.  If elected, all subsequent appreciation of the restricted stock awards will be taxed at capital gain rates.

As described above, awards granted under the 2007 LTIP may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of the Company’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the 2007 LTIP by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the 2007 LTIP’s limit on the total number of shares that may be awarded to any one participant during any calendar year (value not greater than $100,000). In addition, for awards other than options to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

Copy of Plan and Amendment

A complete copy of the BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on August 24, 2007.  A copy of the proposed amendment to the 2007 Long-Term Incentive Compensation Plan is attached hereto as Appendix A.

Vote Required

The vote required to approve the proposed amendment of the 2007 LTIP to provide for an additional 4.0 million shares to be made available for incentive awards, described above, is the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.  Each holder of Common Stock is entitled to one vote for each share held.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT OF THE 2007 LTIP TO ALLOW FOR AN ADDITIONAL 4.0 MILLION SHARES AVAILABLE FOR POSSIBLE INCENTIVE AWARDS.

PROPOSAL THREE
APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION
OF THE 2015 CONVERTIBLE NOTES IF CONVERSION REQUIRES ISSUANCE OF SHARES IN EXCESS OF NYSE LIMITS FOR SHARE ISSUANCES WITHOUT SHAREHOLDER APPROVAL

Purpose of the Proposal

NYSE rules require us to seek shareholder approval if we issue shares equal to or in excess of 20% of all of our shares outstanding or 20% of the voting control of our company.  Such approval is also required if we issue shares to substantial holders of our stock at a price less than market price and such issuance exceeds 1% of all of our outstanding shares, or such issuance exceeds 5% of all of our outstanding shares if at or above market price.  (This requirement is described in more detail below.)

The 6.5% Convertible Notes due 2015 (the “2015 Convertible Notes”) described below will, under certain circumstances, permit us to satisfy the note obligations entirely by the issuance of shares of our Common Stock, instead of cash.  We may use this feature only if we obtain shareholder approval under the NYSE rules summarized above and described in more detail below (along with the more detailed terms of the notes) because of the limits set by the NYSE.

The purpose of this proposal is to seek shareholder approval for us to have the option to be able to satisfy the 2015 Convertible Notes entirely by issuance of stock instead of cash, if such option is determined to be beneficial to us.

Background and Summary of the 2015 Convertible Notes

In the first quarter of 2010, we closed a private offering of $170.9 million 2015 Convertible Notes. The 2015 Convertible Notes are comprised of (i) $140.0 million of 2015 Convertible Notes sold in an initial private offering, (ii) the exercise of a 30-day option by the initial purchaser to purchase an additional $21.0 million of 2015 Convertible Notes, and (iii) IFC’s exercise of a contractual purchase right to participate in the offering for an additional $9.9 million of 2015 Convertible Notes, resulting in aggregate proceeds of $170.9 million. The convertible notes were sold to the initial purchaser who then sold the notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (including IFC’s purchase).  The $170.9 million of convertible notes were issued pursuant to an indenture dated as of February 8, 2010, between us and Wells Fargo Bank, National Association, as trustee (“the Indenture”).

The 2015 Convertible Notes are our general senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness.  The 2015 Convertible Notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets collateralizing such indebtedness.  The 2015 Convertible Notes are not guaranteed by our subsidiaries.

We will pay interest on the 2015 Convertible Notes at a rate of 6.5% per year on March 1 and September 1 of each year, beginning on September 1, 2010.  The 2015 Convertible Notes mature on March 1, 2015. The initial conversion rate is 148.3856 shares per $1,000 principal amount of the 2015 Convertible Notes (equal to an initial conversion price of approximately $6.74 per share of Common Stock), subject to adjustment. Upon conversion, we must deliver, at our option, either (1) a number of shares of our Common Stock determined as set forth in the Indenture, (2) cash, or (3) a combination of cash and shares of our Common Stock (but not to exceed 19.99% of our outstanding shares at the time of such delivery).

The initial conversion rate may be adjusted upward on February 3, 2011 if the volume weighted average price of our Common Stock for each of the 30 trading days ending on February 3, 2011 is less than $5.6160 per share. In addition, following the occurrence of any one of certain corporate transactions that constitutes a fundamental change (as defined in the Indenture), we will increase the conversion rate, subject to certain limitations, for a holder who elects to convert the 2015 Convertible Notes in connection with such corporate transactions during the 30-day period after the effective date of such fundamental change.

Holders may convert their 2015 Convertible Notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances:

(1) during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2010, if the last reported sale price of our Common Stock is greater than or equal to 130% of the conversion price of the Notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

(2) prior to January 1, 2015, during the five business-day period after any ten consecutive trading-day period in which the trading price of $1,000 principal amount of the 2015 Convertible Notes for each trading day in the measurement period was less than 97% of the product of the last reported sale price of our Common Stock and the conversion rate on such trading day;

(3) if the 2015 Convertible Notes have been called for redemption; or

(4) upon the occurrence of one of certain specified corporate transactions. Holders may also convert the 2015 Convertible Notes at their option at any time beginning on February 1, 2015, and ending at the close of business on the second business day immediately preceding the maturity date.

On or after February 3, 2013, we may redeem for cash all or a portion of the 2015 Convertible Notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the redemption date, plus a “make-whole” payment if: (1) for at least 20 trading days in any consecutive 30 trading days ending within five trading days immediately before the date we mail the redemption notice, the “last reported sale price” of our Common Stock exceeded 175% of the conversion price in effect on that trading day, and (2) there is no continuing default with respect to the notes that has not been cured or waived on or before the redemption date.

If we experience any one of certain specified types of corporate transactions, holders may require us to purchase all or a portion of their 2015 Convertible Notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The Indenture contains customary terms and covenants and events of default. If an event of default (as defined therein) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the 2015 Convertible Notes then outstanding by notice to us and the Trustee, may declare the principal of and accrued and unpaid interest (including additional interest or premium, if any) on the 2015 Convertible Notes to be due and payable. In the case of an event of default arising out of certain bankruptcy events (as set forth in the Indenture), the principal of and accrued and unpaid interest (including additional interest or premium, if any), on the notes will automatically become due and payable.

Net proceeds from the sale of the 2015 Convertible Notes, after deducting the discounts and commissions and any offering expenses payable by us, was approximately $165.4 million.  The initial purchaser received commissions of approximately $5.5 million in connection with the sale of the Notes.  We intend to use the net proceeds for general corporate purposes, including without limitation, capital expenditures and working capital, reduction or refinancing of debt, or other corporate obligations.

The foregoing is a summary of the material terms and provisions of the 2015 Convertible Notes.  While we believe this summary covers the material terms and provisions of the Indenture, we encourage you to read the Indenture, which was included as Exhibit 4.1 to the Current Report on Form 8-K filed we filed on February 9, 2010.

NYSE Shareholder Approval Requirement

Under the Company’s organizational documents and the Texas Business Organizations Code, the Board of Directors of the Company had the authority to approve and consummate the issuance of the 2015 Convertible Notes.  However, Section 312 of the NYSE Listed Company Manual requires that the Company obtain shareholder approval in order for (i) the 2015 Convertible Notes to be convertible into a number of shares of Common Stock that exceeds 1.0% of the number of shares of Common Stock or voting power outstanding before the issuance where those shares are issuable to a director, officer or “substantial security holder” of the Company or an affiliate of such person, (ii) the 2015 Convertible Notes to be convertible into a number of shares of Common Stock that exceeds 5% of the number of shares of Common Stock or voting power outstanding before the issuance where those shares are issuable to a substantial security holder and the issuance relates to a sale for cash at a price at least as great as each of the book and market value of the stock, (iii) the Common Stock issuable upon conversion of the 2015 Convertible Notes to have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the 2015 Convertible Notes, or (iv) the number of shares of Common Stock to be issued upon conversion of the 2015 Convertible Notes to be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the 2015 Convertible Notes (together, the” NYSE Limits”).

NYSE Section 312.03(b) defines a “substantial security holder” as a security holder owning at least either 5.0% of the number of shares of common stock or five percent of the voting power outstanding of a company.  We have several shareholders that participated in the offering of 2015 Convertible Notes that could be considered a substantial security holder under NYSE rules at the time of the offering and may be so at the time they convert their 2015 Convertible Notes.  In addition, we may have shareholders that participated in the offering of 2015 Convertible Notes that become substantial security holders at the time they convert their 2015 Convertible Notes.

We are currently limited to issuing up to 23,031,663 shares (19.99% of the stock outstanding at the time of the issuance of the 2015 Convertible Notes) in satisfaction of conversion of the 2015 Convertible Debt.  Upon receipt of shareholder approval, there will be no limit on the number of shares of Common Stock that can be issued upon conversion of the 2015 Convertible Notes if converted solely for Common Stock, and such issuance of shares of Common Stock will no longer be subject to shareholder approval under NYSE Section 312.03.

If the shareholders do not approve this Proposal 3, the 2015 Convertible Notes will not be convertible into shares of Common Stock representing more than (i) one percent, with respect to any substantial security holder, of the number of shares or voting power outstanding immediately prior to the conversion of the 2015 Convertible Notes, (ii) five percent, with respect to any substantial security holder, of the number of shares or voting power outstanding immediately prior to the conversion of the 2015 Convertible Notes where the issuance relates to a sale for cash at a price at least as great as each of the book and market value of the stock, and (iii) 19.99% in the aggregate with respect to all holders of 2015 Convertible Notes, of the number of shares of Common Stock outstanding prior to the 2015 Convertible Notes issuance, due to the restrictions of NYSE Section 312.03 and the terms of the Indenture.  If we are not able to convert all of the 2015 Convertible Notes into shares of Common Stock, we will be obligated to pay cash upon conversion in the amount of the difference owed.

If the shareholders approve this Proposal 3, we will have the option of issuing Common Stock in full satisfaction of the conversion of the 2015 Convertible Notes in excess of the NYSE Limits.

Vote Required

The vote required to approve the issuance of Common Stock upon conversion of the 2015 Convertible Notes in excess of the NYSE Limits, is the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.  Each holder of Common Stock is entitled to one vote for each share held.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE 2015 CONVERTIBLE NOTES IF CONVERSION REQUIRES ISSUANCE OF SHARES IN EXCESS OF NYSE  LIMITS FOR SHARE ISSUANCES WITHOUT SHAREHOLDER APPROVAL.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF JOHNSON MILLER & CO., CPA’S PC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has approved and is recommending to holders of shares of the Company’s Common Stock a proposal to ratify the appointment of Johnson Miller & Co., CPA’s PC as the Company’s independent public accountants for the year ending December 31, 2010.

Johnson Miller & Co., CPA’s PC has acted as independent certified public accountants for the Company since November 17, 2004.  Representatives from Johnson Miller & Co., CPA’s PC are expected to attend the Annual Meeting.  Additionally, they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The vote required to approve the proposal to ratify the selection of Johnson Miller & Co., CPA’s PC as the Company’s independent public accountants is the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.  Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF JOHNSON MILLER & CO., CPA’S PC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

Principal Accountant Fees and Services

The following table lists the aggregate fees and costs billed by Johnson Miller & Co., CPA’s PC for 2009 and 2008 services identified below:

	Amount Billed
	2009		2008

Audit Fees	$421,419	(1)	$169,182	(3)
Audit-Related Fees	47,812	(2)	6,400	(4)
Tax Fees	—		—
All Other Fees	—		—
Total	$469,231		$175,582

(1)       Of this aggregate amount, approximately $143,800 is attributable to fees billed by Johnson Miller & Co., CPA’s PC for services in connection with its review of our internal controls and approximately $45,150 is attributable to our Form S-3 registration statements.

(2)       Audit-related fees for 2009 consist of out-of-pocket expenses.

(3)       Of this aggregate amount, approximately $51,032 is attributable to fees billed by Johnson Miller & Co., CPA’s PC for services in connection with its review of our internal controls and approximately $4,350 is attributable to our Form S-3 registration statements.

(4)       Audit-related fees for 2008 consist of out-of-pocket expenses.

The Board of Director’s policy is to prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the audit committee or the full Board of Directors if there is no separate audit committee.

During the fiscal year ended 2009, the Board of Directors approved all of the “audit related fees.”  The Board of Directors considered whether the provision of non-audit services by Johnson Miller & Co., CPA’s PC is compatible with maintaining their independence and concluded that the provision of such services does not impair their independence.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2009 with the Company’s independent auditors and with members of management.

Management is responsible for the Company’s internal controls and the financial reporting process.  The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with the Company’s management and its independent auditor, Johnson Miller & Co., CPA’s PC.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Johnson Miller & Co., CPA’s PC.  The Audit Committee discussed with Johnson Miller & Co., CPA’s PC matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees).

Johnson Miller & Co., CPA’s PC also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.   The Audit Committee discussed the firm’s independence with Johnson Miller & Co., CPA’s PC.

Based on and in reliance upon the reviews and discussions referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Audit Committee of the Board of Directors.

John J. Lendrum, III — Chairman of the Audit Committee
Stephen C. Beasley
Gordon Gray
Dennis G. Strauch

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Under the rules of the SEC, if you want the Company to consider including a proposal in next year’s proxy statement, you must submit the proposal in writing to BPZ Resources, Inc., 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079, Attention: Corporate Secretary, no later than 5:00 pm Central Standard Time on January 10, 2011.

Under our bylaws, and as permitted by the rules of the SEC and Texas state law, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders.  These procedures provide that nomination for directors or for other business to be properly brought before an Annual Meeting by a shareholder notice must be submitted in writing to the secretary of the Company at our principal executive offices.  We must receive the notice of your intention to introduce a nomination or other item of business at our 2010 Annual Meeting of Shareholders no later than the close of business on the ninetieth day, nor earlier than the one hundred twentieth day, prior to the first anniversary of the preceding year’s annual meeting.  We must therefore receive your notice no sooner than April 15, 2011 and no later than 5:00 pm Central Standard Time on May 16, 2011.

Notice of a proposed director nomination must include the following information:

•      name;

•      age;

•      business, mailing or residence address;

•      principal occupations and employment during the past five years;

•      the additional information that would be required to be disclosed under the rules of the SEC in a proxy statement soliciting proxies for election of directors in an election contest; and

•      a written consent of such nominee to be named in the proxy statement as a nominee and to serve as a director if elected.

Notice of a proposed item of business must include:

•      a brief description of the business desired to be brought before the meeting, the reason for conducting such business at the meeting; and

•      any material interest of the shareholder, and any beneficial owner on whose behalf the proposal is made in such business.

In addition, as to any shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must include:

•      the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

•      the class or series and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

OTHER MATTERS

Neither we nor any of the persons named as proxies know of any matters other than those described above to be voted on at the Annual Meeting.  However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment on these matters, subject to the discretion of the Board of Directors.

A copy of our Annual Report to Shareholders for the year ended December 31, 2009, accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

Shareholders may obtain additional copies of our current Annual Report on Form 10-K without charge by writing to BPZ Resources, Inc., 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079, Attention: Corporate Secretary.  Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.bpzenergy.com or the SEC’s website at www.sec.gov.

By order of the Board of Directors,

/s/ Dr. Fernando Zúñiga y Rivero
Dr. Fernando Zúñiga y Rivero
Chairman of the Board

APPENDIX A

AMENDMENT TO

BPZ RESOURCES, INC.

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

1

AMENDMENT TO THE
BPZ ENERGY, INC.
2007 LONG-TERM INCENTIVE COMPENSATION PLAN

WHEREAS, BPZ Resources, Inc. (the “Company”) adopted and maintains the BPZ Energy, Inc. 2007 Long-Term Incentive Compensation Plan (the “Plan”), effective as of June 4, 2007, to provide an opportunity for its eligible employees and certain independent contractors to earn long term incentive awards in consideration for their services;

WHEREAS, the Company now desires to amend the Plan to reserve additional shares for issuance under the Plan.

NOW THEREFORE, effective as of [DATE], the Plan is hereby amended by replacing Section 7(a) with the following new Section 7(a) that shall read as follows:

“(a)  Maximum Shares.  Subject to adjustment as provided in this Section 7, there is hereby reserved for issuance under the Plan up to 8,000,000 shares of Stock of the Company.”

*     *     *

IN WITNESS WHEREOF, BPZ Resources, Inc. has caused this Amendment to be executed by its duly authorized representatives on this                      day of                           , 2010.

By:		By:
	Manuel Pablo Zúñiga-Pflücker		Edward G. Caminos
	President and Chief Executive Officer		Chief Financial Officer

2

BPZ RESOURCES, INC.

580 WESTLAKE PARK

BLVD.  SUITE 525

HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BPZ Resources, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BPZ Resources, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BPZRS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BPZ RESOURCES, INC.	For	Withhold	For All
	All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
PROPOSALS 1 THROUGH 4.	☐	☐	☐

Vote on Directors

1.	Election of Class III Directors.

Nominees:
	01)	Manuel Pablo Zúñiga-Pflücker
	02)	John J. Lendrum, III
	03)	James B. Taylor

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	Vote on Proposal	For	Against	Abstain

	Proposal to amend the BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan to allow for an additional amount of securities to be made available for incentive awards.	☐	☐	☐

3.	Vote on Proposal	For	Against	Abstain

	Proposal to approve the issuance of common stock upon conversion of our 6.5%	☐	☐	☐

Convertible Notes due 2015 if the conversion requires issuance of shares in excess of the New York Stock Exchange limits for share issuances without shareholder approval.

4.	Vote on Proposal	For	Against	Abstain

	Proposal to ratify the appointment of Johnson Miller & Co., CPA’s PC as the Company’s independent public accountants.	☐	☐	☐

Authorized Signatures - This Section must be completed for your instructions to be executed.

(NOTE:   Please sign exactly as your name(s) appear(s) hereon.  All holders must sign.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BPZ RESOURCES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 13, 2010

The undersigned hereby appoints Dr. Fernando Zúñiga y Rivero and Manuel Pablo Zúñiga-Pflücker, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of BPZ Resources, Inc. held of record by the undersigned on June 14, 2010 at the Annual Meeting of Shareholders of BPZ Resources, Inc. on August 13, 2010, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE CLASS III DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND FOR PROPOSALS 2 THROUGH 4. THE PROXIES NAMED HEREIN ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

[SEE REVERSE SIDE]